                                                                   Exhibit 99.1

                                  DYNEGY INC.

      INDEX TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED AND RESTATED)

                                                                                                Page
                                                                                                ----
Consolidated Financial Statements (Unaudited and Restated)
   Explanatory Note............................................................................  F-2
   Consolidated Balance Sheets as of December 31, 2001 and 2000................................  F-3
   Consolidated Statements of Operations for the years ended December 31, 2001, 2000 and 1999..  F-4
   Consolidated Statements of Cash Flows for the years ended December 31, 2001, 2000 and 1999..  F-5
   Consolidated Statements of Changes in Stockholders' Equity for the years ended December 31,
     2001, 2000 and 1999.......................................................................  F-6
   Notes to Consolidated Financial Statements..................................................  F-7
Financial Statement Schedule
   Valuation and Qualifying Accounts........................................................... F-54

                                  DYNEGY INC.

                               EXPLANATORY NOTE

   Dynegy Inc. ("Dynegy" or the "Company") has restated its 2001, 2000 and 1999 financial statements to reflect the financial effects of the items described in the Introductory Note to the consolidated financial statements. The restated financial statements, which are attached hereto, contain adjustments to the Company's 2001, 2000 and 1999 financial statements originally filed with Dynegy's Annual Report on Form 10-K for the year ended December 31, 2001 (the "Form 10-K"). Arthur Andersen LLP, the Company's previous independent public accountant, has advised the Company that its 2001 audit opinion should not be relied upon. The unaudited restated financial statements include all known adjustments that, in the opinion of management, are necessary for a fair presentation of Dynegy's financial results for the periods presented. While the preparation of these financial statements is the responsibility of the Company's management, the restated financial statements contained herein remain unaudited. Dynegy's independent public accountant, PricewaterhouseCoopers LLP, is currently re-auditing the Company's historical financial statements for each of the three years in the period ended December 31, 2001. As a result of this three year re-audit process, it is possible that additional adjustments to these financial statements may result, some of which could be material. The Company expects that the re-audit of its 1999 through 2001 consolidated financial statements will be completed early in the first quarter 2003. The Company will file an amended Form 10-K reflecting the unaudited restatements described herein as soon as practicable after the date hereof. Following completion of the re-audit, further amendment of the Form 10-K will be necessary in order to include the audit report of PricewaterhouseCoopers LLP as well as to reflect other changes resulting from the re-audit, if any.

                                  DYNEGY INC.

             CONSOLIDATED BALANCE SHEETS (UNAUDITED AND RESTATED)

   See Introductory Note--Restatements and Absence of Report of Independent
                                  Accountants

                                                                                                  December 31, December 31,
                                                                                                      2001         2000
                                                                                                  ------------ ------------
                                                                                                        (in millions,
                                                                                                   except per share data)
                                            ASSETS
Current Assets
   Cash and cash equivalents.....................................................................   $   218      $    86
   Accounts receivable, net of allowance for doubtful accounts of $107 million and $69 million,
    respectively.................................................................................     3,688        4,829
   Accounts receivable, affiliates...............................................................        80          209
   Inventories...................................................................................       258          279
   Assets from risk-management activities........................................................     4,399        4,466
   Prepayments and other assets..................................................................     1,301          248
                                                                                                    -------      -------
      Total Current Assets.......................................................................     9,944       10,117
                                                                                                    -------      -------
Property, Plant and Equipment....................................................................     9,130        7,356
   Less: accumulated depreciation................................................................      (921)        (649)
                                                                                                    -------      -------
                                                                                                      8,209        6,707
Other Assets
   Investments in unconsolidated affiliates......................................................       950          799
   Investment in Northern Natural Gas Company....................................................     1,501           --
   Assets from risk-management activities........................................................     2,680        1,527
   Intangible assets, net of amortization........................................................     1,579        1,479
   Other assets..................................................................................       852          721
                                                                                                    -------      -------
      Total Assets...............................................................................   $25,715      $21,350
                                                                                                    =======      =======
                             LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
   Accounts payable..............................................................................   $ 2,392      $ 4,741
   Accounts payable, affiliates..................................................................        40           83
   Accrued liabilities and other.................................................................     2,497          618
   Liabilities from risk-management activities...................................................     3,805        3,877
   Current portion of long-term debt and transitional funding trust notes........................       458          116
                                                                                                    -------      -------
      Total Current Liabilities..................................................................     9,192        9,435
                                                                                                    -------      -------
Long-Term Debt...................................................................................     3,834        2,828
Other Liabilities
Transitional funding trust notes.................................................................       516          605
Liabilities from risk-management activities......................................................     2,196        1,669
Deferred income taxes............................................................................     1,768        1,396
Other long-term liabilities......................................................................       906          533
                                                                                                    -------      -------
       Total Liabilities.........................................................................    18,412       16,466
                                                                                                    -------      -------
Minority Interest (Note 10)......................................................................     1,020        1,018
Serial Preferred Securities of a Subsidiary (Note 9).............................................        46           46
Company Obligated Preferred Securities of Subsidiary Trust (Note 9)..............................       200          300
Series A Convertible Preferred Securities (Note 9)...............................................     1,503           --
Commitments and Contingencies (Note 11)
Stockholders' Equity
   Class A common stock, no par value, 900,000,000 and 300,000,000 shares authorized at
    December 31, 2001 and 2000, respectively; 269,984,456 and 237,390,802 shares issued and
    outstanding at December 31, 2001 and 2000, respectively......................................     2,814        2,167
   Class B common stock, no par value, 360,000,000 and 120,000,000 shares authorized at
    December 31, 2001 and 2000, respectively; 86,499,914 and 85,330,544 shares issued and
    outstanding at December 31, 2001 and 2000, respectively......................................       801          760
   Subscriptions receivable (Note 13)............................................................       (38)          --
   Accumulated other comprehensive loss, net of tax..............................................       (21)         (15)
   Retained earnings.............................................................................     1,049          611
   Less: treasury stock, at cost: 1,766,800 and 70,000 shares at December 31, 2001 and 2000,
    respectively.................................................................................       (71)          (3)
                                                                                                    -------      -------
      Total Stockholders' Equity.................................................................     4,534        3,520
                                                                                                    -------      -------
   Total Liabilities and Stockholders' Equity....................................................   $25,715      $21,350
                                                                                                    =======      =======

                See Notes to Consolidated Financial Statements.

                                  DYNEGY INC.

        CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED AND RESTATED)

    See Introductory Note--Restatement and Absence of Report of Independent
                                  Accountants

                                                                      Year Ended December 31,
                                                                     -----------------------------------
                                                                       2001         2000        1999
                                                                       -------     -------     -------
                                                                     (in millions, except per share data)
Revenues............................................................ $42,247      $29,415     $15,418
Cost of sales (exclusive of depreciation shown below)...............  40,357       27,981      14,881
Depreciation and amortization expense...............................     453          388         129
General and administrative expenses.................................     513          330         201
                                                                       -------     -------     -------
Operating income....................................................     924          716         207
Earnings from unconsolidated investments............................     242          205          80
Other income........................................................     120          235          73
Interest expense....................................................    (260)        (251)        (78)
Other expenses......................................................     (74)         (88)        (34)
Minority interest expense...........................................     (62)         (52)        (11)
Accumulated distributions associated with trust preferred securities     (22)         (29)        (17)
                                                                       -------     -------     -------
Income before income taxes..........................................     868          736         220
Income tax provision................................................     331          252          72
                                                                       -------     -------     -------
Income from operations..............................................     537          484         148
Cumulative effect of change in accounting principle.................       2           --          --
                                                                       -------     -------     -------
NET INCOME.......................................................... $   539      $   484     $   148
                                                                       -------     -------     -------
Net income.......................................................... $   539      $   484     $   148
Less: preferred stock dividends.....................................       3           35          --
                                                                       -------     -------     -------
Net income applicable to common stockholders........................ $   536      $   449     $   148
                                                                       =======     =======     =======
Net Income Per Share:
Basic earnings per share............................................ $  1.64      $  1.49     $  0.69
                                                                       =======     =======     =======
Diluted earnings per share.......................................... $  1.58      $  1.43     $  0.64
                                                                       =======     =======     =======
Basic shares outstanding............................................     326          302         213
                                                                       =======     =======     =======
Diluted shares outstanding..........................................     340          315         230
                                                                       =======     =======     =======


                See Notes to Consolidated Financial Statements.

                                  DYNEGY INC.

        CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED AND RESTATED)

   See Introductory Note--Restatements and Absence of Report of Independent
                                  Accountants

                                                                         Year Ended December 31,
                                                                         -----------------------
                                                                           2001     2000    1999
                                                                         -------  -------  -----
                                                                              (in millions)
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income........................................................... $   539  $   484  $ 148
Items not affecting cash flows from operating activities:
   Depreciation, amortization, impairment and abandonment...............     448      357    108
   Earnings from unconsolidated investments, net of cash distributions..    (142)     (87)   (14)
   Risk-management activities...........................................    (120)    (181)  (177)
   Deferred income taxes................................................     163      144     60
   Gain on asset sales, net.............................................     (36)    (132)   (50)
   Reserve for doubtful accounts........................................      55       45     --
   Income tax benefit from stock option exercise and other..............      35       71     16
Change in assets and liabilities resulting from operating activities:
   Accounts receivable..................................................   1,639   (5,095)  (455)
   Inventories..........................................................      11     (111)   (27)
   Prepayments and other assets.........................................    (188)      93     50
   Accounts payable and accrued liabilities.............................  (1,885)   4,899    389
Other, net..............................................................       1      (49)   (39)
                                                                         -------  -------  -----
Net cash provided by operating activities...............................     520      438      9
                                                                         -------  -------  -----
CASH FLOWS FROM INVESTING ACTIVITIES
   Capital expenditures.................................................  (1,915)    (769)  (365)
   Investment in unconsolidated affiliates..............................  (1,533)    (141)   (84)
   Business acquisitions, net of cash acquired..........................    (603)  (1,202)    --
   Proceeds from asset sales............................................   1,078      856     81
   Other investing, net.................................................    (440)     (48)    49
                                                                         -------  -------  -----
Net cash used in investing activities...................................  (3,413)  (1,304)  (319)
                                                                         -------  -------  -----
CASH FLOWS FROM FINANCING ACTIVITIES
   Proceeds from long-term borrowings...................................     962      319    397
   Repayments of long-term borrowings...................................    (272)    (359)   (44)
   Net cash flow from commercial paper and money market lines of credit.     599     (906)   (42)
   Proceeds from sale of capital stock, options and warrants............     604    1,216     22
   Proceeds from issuance of convertible preferred stock................   1,500       --     --
   Purchase of treasury stock...........................................     (68)      (3)    --
   Redemption of Illinois Power Preferred Securities....................    (100)     (93)    --
   Dividends and other distributions, net...............................     (98)    (112)    (8)
   Other financing, net.................................................    (102)     845      2
                                                                         -------  -------  -----
Net cash provided by financing activities...............................   3,025      907    327
                                                                         -------  -------  -----
Net increase in cash and cash equivalents...............................     132       41     17
Cash and cash equivalents, beginning of year............................      86       45     28
                                                                         -------  -------  -----
Cash and cash equivalents, end of year.................................. $   218  $    86  $  45
                                                                         =======  =======  =====

                See Notes to Consolidated Financial Statements.

                                  DYNEGY INC.

   CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (UNAUDITED AND
                                   RESTATED)

   See Introductory Note--Restatements and Absence of Report of Independent
                                  Accountants

                                      Preferred Stock  Common Stock                           Treasury
                                      --------------  -------------  Paid In       Retained ------------
                                      Shares  Amount  Shares Amount  Capital Other Earnings Shares Amount  Total
                                      ------  ------  ------ ------  ------- ----- -------- ------ ------ ------
                                                                    (in millions)
December 31, 1998....................    5     $ 75    211   $    1   $ 935  $ --   $   99    (2)   $(17) $1,093
Comprehensive income:
   Net income........................   --       --     --       --      --    --      148    --      --     148
                                                                                                          ------
Total comprehensive income...........                                                                        148
Options exercised....................   --       --      5       --      22    --       --    --      --      22
Dividends and other distributions....   --       --     --       --      --    --       (8)   --      --      (8)
401(k) plan and profit sharing stock.   --       --      1       --      10    --       --    --      --      10
Options granted......................   --       --     --       --       6    --       --    --      --       6
                                        --     ----    ---   ------   -----  ----   ------    --    ----  ------
December 31, 1999....................    5     $ 75    217   $    1   $ 973  $ --   $  239    (2)   $(17) $1,271
Comprehensive income:
   Net income........................   --       --     --       --      --    --      484                   484
   Other comprehensive loss, net of
    tax..............................   --       --     --       --      --   (15)      --    --      --     (15)
                                                                                                          ------
Total comprehensive income...........                                                                        469
Illinova acquisition.................    1      (75)    59    1,817    (973)   --       --     2      17     786
Common Stock issued..................   --       --     23      858      --    --       --    --      --     858
Preferred Stock conversion...........   (6)      --     12       --      --    --       --    --      --      --
Extant acquisition...................   --       --      2       67      --    --       --    --      --      67
Options exercised....................   --       --      9      157      --    --       --    --      --     157
Dividends and other distributions....   --       --     --       --      --    --     (112)   --      --    (112)
401(k) plan and profit sharing stock.   --       --      1       12      --    --       --    --      --      12
Options granted......................   --       --     --       15      --    --       --    --      --      15
Treasury stock.......................   --       --     --       --      --    --       --    --      (3)     (3)
                                        --     ----    ---   ------   -----  ----   ------    --    ----  ------
December 31, 2000....................   --     $ --    323   $2,927   $  --  $(15)  $  611    --    $ (3) $3,520
Comprehensive income:
Net income...........................   --       --     --       --      --    --      539    --      --     539
Other comprehensive loss, net of tax.   --       --     --       --      --    (6)      --    --      --      (6)
                                                                                                          ------
Total comprehensive income...........                                                                        533
Common Stock issued..................   --       --     31      605      --    --       --    --      --     605
Subscriptions receivable.............   --       --     --      (38)     --    --       --    --      --     (38)
Options exercised....................   --       --      3       59      --    --       --    --      --      59
Dividends and other distributions....   --       --     --       --      --    --     (101)   --      --    (101)
401(k) plan and profit sharing stock.   --       --     --       11      --    --       --    --      --      11
Options granted......................   --       --     --       13      --    --       --    --      --      13
Treasury stock.......................   --       --     --       --      --    --       --     2     (68)    (68)
                                        --     ----    ---   ------   -----  ----   ------    --    ----  ------
December 31, 2001....................   --     $ --    357   $3,577   $  --  $(21)  $1,049     2    $(71) $4,534
                                        ==     ====    ===   ======   =====  ====   ======    ==    ====  ======


                See Notes to Consolidated Financial Statements.

                                  DYNEGY INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           (UNAUDITED AND RESTATED)

INTRODUCTORY NOTE--RESTATEMENTS AND ABSENCE OF REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

   This Current Report on Form 8-K includes unaudited restatements of the Company's consolidated financial statements for each of the three years in the period ended December 31, 2001. These restated financial statements contain adjustments to the Company's 2001, 2000 and 1999 financial statements originally filed with Dynegy's Annual Report on Form 10-K for the year ended December 31, 2001 (the "Form 10-K"). The restatements relate to the Project Alpha structured natural gas transaction, a balance sheet reconciliation project relating principally to the Company's natural gas marketing business, adjustments relating to a change in the accounting for certain contracts from hedge accounting to mark-to-market accounting under Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended ("Statement No. 133") and an overstatement of the valuation used in the Company's 2000 acquisition of Extant, Inc. Specifically, the restatements are as follows:

   Project Alpha. Dynegy entered into the Project Alpha structured natural gas transaction in April 2001. As described in a Current Report on Form 8-K dated April 25, 2002 (the "Alpha Form 8-K"), Dynegy decided to present the cash flow associated with the related gas supply contract as a financing activity in its Consolidated Statement of Cash Flows for 2001. The effect of this decision was to reclassify approximately $290 million of previously disclosed 2001 operating cash flow to financing cash flow. Following the disclosure in the Alpha Form 8-K and in connection with a further review of Project Alpha, Arthur Andersen ("Andersen") informed the Company that it could no longer support its tax opinion relating to the transaction. Andersen's change in position was based in part on its conclusion that the reclassification of cash flow from operations to cash flow from financing lessened the factual basis for the opinion. Dynegy's financial statement recognition of the tax benefit in 2001 was based principally on the Company's assessment of the relevant issues, as corroborated by Andersen's tax opinion. After the withdrawal of Andersen's tax opinion, management concluded that sufficient support to include the income tax benefit for financial statement presentation purposes no longer existed, the effect of which was a reversal of approximately $79 million of tax benefit previously recognized by the Company during the 2001 period. Andersen further advised the Company that its audit opinion relating to 2001 should no longer be relied upon as a result of the pending restatements relating to Project Alpha and such audit opinion was also withdrawn. Dynegy subsequently concluded that its 2001 restated consolidated financial statements would include the consolidation of ABG Gas Supply, LLC ("ABG"), one of the entities formed in connection with the transaction. The consolidation of ABG is included herein based on compilations of financial information received from an agent of ABG's equity holders. Such compilations have not been audited and may change upon further assessment by Dynegy. The most significant impact of this consolidation is to increase Dynegy's consolidated indebtedness by approximately $280 million at December 31, 2001.

   Balance Sheet Reconciliation Project. Dynegy originally recognized an after-tax charge of approximately $80 million ($124 million pre-tax) in the second quarter 2002 related to a balance sheet reconciliation project undertaken by the Company at the beginning of 2002. The charge related principally to the Company's natural gas marketing business. The original $80 million charge has been excluded from the results of operations for the nine-months ended September 30, 2002. The table below reflects the impact on net income of the re-allocation of the $80 million charge from the second quarter 2002 back to the periods in which the transactions giving rise to the charge originally occurred.

                                  DYNEGY INC.

                           (UNAUDITED AND RESTATED)


                                                               Six                 Twelve
                     Three    Three     Three        Three    Months               Months
                     Months  Months     Months      Months    Ended  Nine Months   Ended
                     Ended    Ended     Ended        Ended     June     Ended     December
                    March 31 June 30 September 30 December 31   30   September 30    31
         -          -------- ------- ------------ ----------- ------ ------------ --------
1998 and prior.....                                                                 (34)
1999...............                                                                  (4)
2000...............     1        5         2          (25)       6         8        (17)
2001...............    11      (69)       22            6      (58)      (36)       (30)
2002...............     4        1        --           --        5         5          5
                                                                                    ---
Total Re-allocation                                                                 (80)
                                                                                    ===

   Changes in Accounting Classification Under Statement No. 133. The Company adopted Statement No. 133 effective January 1, 2001 and reflected certain contracts as cash flow hedges upon such adoption. Management has subsequently determined that following the initial adoption of Statement No. 133, the documentation of compliance requirements under the standard, particularly as it relates to the periodic assessment of hedge effectiveness, was inadequate to support the accounting method previously applied. The resulting restatement reflects the accounting for these contracts on a mark-to-market basis rather than on the deferred basis previously employed beginning in the first quarter 2001. The impact of the change in accounting method for these contracts reduced previously reported 2001 net income by approximately $1 million. The change in accounting increased the net loss for the nine months ended September 30, 2002 by approximately $3 million after-tax. The change in accounting method employed had no impact on previously reported cash flows from operations in any period.


   Valuation of Extant, Inc. Purchase. On September 29, 2000, Dynegy completed the acquisition of Extant, Inc., a privately held entity engaged in the communications business. The transaction was accounted for as a purchase. In 2000, the Company incorrectly valued the shares of Class A common stock it issued as consideration for the acquisition at $49.59 per share, rather than $36.59 per share, which amount represented the average share price during the five days surrounding the announcement of the acquisition. As a result, the purchase price allocated to the assets acquired and liabilities assumed in the purchase was overstated by approximately $23 million in 2000. This error resulted in an overstatement of the amortization of goodwill acquired in the transaction during 2001 and 2000. The resulting restatement reflects an increase in net income in 2001 and 2000 by approximately $1 million and approximately $300,000, respectively. Additionally, as a result of this error, the Company overstated by $22 million the impairment of goodwill recorded in 2002 associated with the Company's January 1, 2002 adoption of Statement of Financial Accounting Standard No. 142, "Goodwill and Other Intangible Assets."

                                  DYNEGY INC.

                           (UNAUDITED AND RESTATED)


   A synopsis of the financial impact of these restatements is as follows ($ in millions):

                                             2001     2000
                                           -------  -------
                    Balance Sheet:
                    Current Assets:
                       As Reported........ $ 9,730  $10,150
                       Restatement Effect.     214      (33)
                                           -------  -------
                       As Restated........   9,944   10,117
                                           =======  =======
                    Total Assets:
                       As Reported........  25,175   21,406
                       Restatement Effect.     540      (56)
                                           -------  -------
                       As Restated........  25,715   21,350
                                           =======  =======
                    Current Liabilities:
                       As Reported........   8,869    9,379
                       Restatement Effect.     323       56
                                           -------  -------
                       As Restated........   9,192    9,435
                                           =======  =======
                    Total Liabilities:
                       As Reported........  17,709   16,444
                       Restatement Effect.     703       22
                                           -------  -------
                       As Restated........  18,412   16,466
                                           =======  =======
                    Stockholders' Equity:
                       As Reported........   4,707    3,598
                       Restatement Effect.    (173)     (78)
                                           -------  -------
                       As Restated........ $ 4,534  $ 3,520
                                           =======  =======

                                  DYNEGY INC.

                           (UNAUDITED AND RESTATED)

                                               2001     2000    1999
                                             -------  -------  ------
          Results of Operations:
          Net Income (Loss):
             As Reported.................... $   648  $   501  $  152
             Restatement Effect.............    (109)     (17)     (4)
                                             -------  -------  ------
             As Restated....................     539      484     148
                                             =======  =======  ======
          Earnings (Loss) Per Diluted Share:
             As Reported....................    1.90     1.48    0.66
             Restatement Effect.............   (0.32)   (0.05)  (0.02)
                                             -------  -------  ------
             As Restated....................    1.58     1.43    0.64
                                             =======  =======  ======
          Cash Flow Statement:
          Operating Cash Flows:
             As Reported....................     811      438       9
             Restatement Effect.............    (291)      --      --
                                             -------  -------  ------
             As Restated....................     520      438       9
                                             =======  =======  ======
          Investing Cash Flows:
             As Reported....................  (3,413)  (1,304)   (319)
             Restatement Effect.............      --       --      --
                                             -------  -------  ------
             As Restated....................  (3,413)  (1,304)   (319)
                                             =======  =======  ======
          Financing Cash Flows:
             As Reported....................   2,734      907     327
             Restatement Effect.............     291       --      --
                                             -------  -------  ------
             As Restated.................... $ 3,025  $   907  $  327
                                             =======  =======  ======

   Dynegy's independent public accountant, PricewaterhouseCoopers LLP, is currently re-auditing the Company's historical financial statements for each of the three years in the period ended December 31, 2001. The Company expects that the re-audit of these financial statements will be completed early in the first quarter 2003. Accordingly, while the preparation of these financial statements is the responsibility of the Company's management, no independent public accountant has rendered an audit opinion on these financial statements. As a result of the three-year re-audit, there may be other revisions to the Company's historical financial statements in addition to those reflected herein, some of which could be material. Dynegy will file an amended Form 10-K reflecting the restatements described herein as soon as practicable after the date hereof. Following completion of the re-audit, further amendment(s) to the Form 10-K will be necessary in order to include PricewaterhouseCoopers LLP's audit report as well as to reflect other changes resulting from the re-audit, if any.

   PLEASE NOTE THAT THESE FINANCIAL STATEMENTS AND THE NOTES THERETO DO NOT REFLECT EVENTS OCCURRING AFTER THE ORIGINAL FILING OF DYNEGY'S 2001 FORM 10-K ON MARCH 13, 2002 EXCEPT TO REFLECT THE RESTATEMENT ITEMS DESCRIBED ABOVE. SEE
NOTE 20--SUBSEQUENT EVENTS FOR FURTHER DISCUSSION.

NOTE 1--ORGANIZATION AND OPERATIONS OF THE COMPANY

   Dynegy is an energy merchant. Through its global energy delivery network and marketing, logistics and risk-management capabilities, the Company provides solutions to customers in North America, the United Kingdom and Continental Europe. The Company's businesses include power generation and wholesale and direct

                                  DYNEGY INC.

                           (UNAUDITED AND RESTATED)

commercial and industrial marketing of power, natural gas, coal and other similar products. The Company is also engaged in the transportation, gathering and processing of natural gas liquids ("NGLs") and the transmission and distribution of electricity and natural gas to retail consumers. Dynegy also is engaged in the telecommunications business through its global long-haul fiber optic and metropolitan network located in cities in the United States and Europe.

NOTE 2--ACCOUNTING POLICIES

   The accounting policies of Dynegy conform to generally accepted accounting principles in the United States. The more significant of such accounting policies are described below. The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to develop estimates and make assumptions that affect reported financial position and results of operations and that impact the nature and extent of disclosure, if any, of contingent assets and liabilities. Actual results could differ materially from those estimates.

   Principles of Consolidation. The accompanying consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries after elimination of intercompany accounts and transactions. Certain reclassifications have been made to prior-period amounts to conform with current-period financial statement classifications.

   Cash and Cash Equivalents. Cash and cash equivalents consist of all demand deposits and funds invested in short-term investments with original maturities of three months or less.

   Investment in Unconsolidated Affiliates. Investments in affiliates in which the Company has a significant ownership interest, generally 20 percent to 50 percent, are accounted for by the equity method. Any excess of the Company's investment in these entities over its equity in the underlying net assets of the affiliates is amortized over the estimated economic service lives of the underlying assets. Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("Statement No. 142"). Statement No. 142 discontinues the amortization of goodwill associated with equity investments. Other investments less than 20 percent owned with readily determinable fair value are considered available-for-sale and are recorded at quoted market value or at the lower of cost or net realizable value, if there is no readily determinable fair value. For securities with a readily determinable fair value, the change in the unrealized gain or loss, net of deferred income tax, is recorded as a separate component of other comprehensive income in the consolidated statement of stockholders' equity. Realized gains and losses on investment transactions are determined on the specific-identification basis.

   Concentration of Credit Risk. Dynegy provides multiple energy commodity solutions principally to customers in the electric and gas distribution industries and to entities engaged in industrial and petrochemical businesses. These industry concentrations have the potential to impact the Company's overall exposure to credit risk, either positively or negatively, in that the customer base may be similarly affected by changes in economic, industry, weather or other conditions. Receivables generally are not collateralized; however, Dynegy believes the credit risk posed by industry concentration is largely offset by the diversification and creditworthiness of the Company's customer base.

   Inventories. Inventories consisted primarily of natural gas in storage of $61 million and $76 million, NGLs of $74 million and $135 million and coal of $58 million and $24 million at December 31, 2001 and 2000, respectively, and crude oil of $10 million at December 31, 2001. Such inventory is valued at the lower of

                                  DYNEGY INC.

                           (UNAUDITED AND RESTATED)

weighted average cost or at market. Materials and supplies inventory of $55 million and $44 million at December 31, 2001 and 2000, respectively, is carried at the lower of cost or market using the specific-identification method.

   Property, Plant and Equipment. Property, plant and equipment consisting principally of gas gathering, processing, fractionation, terminaling and storage facilities, natural gas transmission lines, pipelines, power generating facilities and communications equipment is recorded at cost. Expenditures for major replacements, renewals, and major maintenance are capitalized. The Company considers major maintenance to be expenditures incurred on a cyclical basis in order to maintain and prolong the efficient operation of its assets. Expenditures for repairs and minor renewals to maintain facilities in operating condition are expensed. Depreciation is provided using the straight-line method over the estimated economic service lives of the assets, ranging from three to 40 years. Composite depreciation rates are applied to functional groups of property having similar economic characteristics. The approximate depreciation rates are as follows:

                                                             Annual
                   Asset Group             Range of Years  Percentage
                   -----------             -------------- -------------
        Gathering and Processing Systems.. 10 to 25 years 4.0% to 10.0%
        Power Facilities.................. 27 to 35 years 2.9% to  3.7%
        Transportation Equipment.......... 10 to 25 years 4.0% to 10.0%
        Telecommunications Equipment......  7 to 12 years 8.3% to 14.3%
        Buildings and Improvements........ 10 to 40 years 2.5% to 10.0%
        Office and Miscellaneous Equipment  3 to 35 years 2.9% to 33.3%
        Storage Assets.................... 14 to 30 years 3.3% to  7.1%

   Gains and losses are not recognized for retirements of property, plant and equipment subject to composite depreciation rates ("composite rate") until the asset group subject to the composite rate is retired. Gains and losses on the sale of individual assets are reflected in Other income or Other expense, respectively, in the Consolidated Statement of Operations. Through the end of the period, the Company has reviewed the carrying value of its long-lived assets in accordance with provisions of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of" ("Statement No. 121"). In August 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("Statement No. 144"). Statement No. 144 addresses the accounting and reporting for the impairment or disposal of long-lived assets and supersedes Statement No. 121 and APB Opinion No. 30, "Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." The Company's adoption of Statement No. 144 on January 1, 2002 did not have any impact on the Company's financial position or results of operations.

   Environmental Costs and Other Contingencies. Environmental costs relating to current operations are expensed or capitalized, as appropriate, depending on whether such costs provide future economic benefit. Liabilities are recorded when environmental assessment indicates that remedial efforts are probable and the costs can be reasonably estimated. Measurement of liabilities is based on currently enacted laws and regulations, existing technology and site-specific costs. Such liabilities may be recognized on a discounted basis if the amount and timing of anticipated expenditures for a site are fixed or reliably determinable; otherwise, such liabilities are recognized on an undiscounted basis. Environmental liabilities in connection with assets that are sold or closed are recognized upon such sale or closure, to the extent they are probable, can be estimated and

                                  DYNEGY INC.

                           (UNAUDITED AND RESTATED)

have not previously been reserved. In assessing environmental liabilities, no offset is made for potential insurance recoveries. Recognition of any joint and several liability is based upon the Company's best estimate of its final pro rata share of such liability.

   Liabilities for other contingencies are recognized upon identification of an exposure, which when fully analyzed indicates that it is both probable that an asset has been impaired or that a liability has been incurred and that such loss amount can be reasonably estimated. Costs to remedy such contingencies or other exposures are charged to a reserve, if one exists, or otherwise to current operations. When a range of probable loss exists, the Company accrues the lesser end of the range.

   During 2001, the FASB issued Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations" ("Statement No. 143"). Statement No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred with the associated asset retirement costs being capitalized as a part of the carrying amount of the long-lived asset. The Company is evaluating the future financial effects of adopting Statement No. 143 and expects to adopt the standard effective January 1, 2003.

   Goodwill and Other Intangible Assets. Intangible assets, principally goodwill, have been amortized on a straight-line basis over their estimated useful lives of 25 to 40 years. However, during 2001, the FASB issued Statement No. 142 which discontinues goodwill amortization over its estimated useful life; rather, goodwill will be subject to at least an annual fair-value based impairment test. The Company is currently analyzing any impact the adoption of Statement No. 142 effective January 1, 2002 will have on its financial position and results of operations.

   Revenue Recognition. Dynegy utilizes two comprehensive accounting models in reporting its consolidated financial position and results of operations as required by generally accepted accounting principles--an accrual model and a fair value model. Dynegy determines the appropriateness of application of one comprehensive accounting model over the other in accounting for its varied operations based on guidance provided in numerous accounting standards and positions adopted by the FASB or the Securities and Exchange Commission.

   The accrual model is used to account for substantially all of the operations conducted in the Dynegy Midstream Services ("DMS"), Transmission and Distribution ("T&D") and Dynegy Global Communications ("DGC") segments as well as all physically operated assets owned by the Wholesale Energy Network ("WEN") segment. Ownership and operation of physical assets characterize these businesses. Dynegy uses these physical assets in various manufacturing and delivery processes. These processes include the generation of electricity, the separation of natural gas liquids into their component parts from a stream of natural gas, the transportation or transmission of commodities through pipelines or over transmission lines and the delivery of data and voice bits over communication networks. End sales from these businesses result in physical delivery of commodities or services to Dynegy wholesale, commercial and industrial and retail customers.

   Revenues for product sales and gas processing and marketing services are recognized when title passes to the customer or when the service is performed. Fractionation and transportation revenues are recognized based on volumes received in accordance with contractual terms. Revenues derived from power generation are recognized upon output, product delivery or satisfaction of specific targets, all as specified by contractual terms. The Company's transmission and distribution revenues are recognized when services are provided to customers.

                                  DYNEGY INC.

                           (UNAUDITED AND RESTATED)

Fees derived from engineering and construction contracts and development and other activities received from joint ventures in which Dynegy holds an equity interest are deferred to the extent of Dynegy's ownership interest and amortized on a straight-line basis over appropriate periods, which vary according to the nature of the service provided and the ventures' operations. Shipping and handling costs are included in revenue when billed to customers in conjunction with the sale of products.

   Revenues derived from communications activities are recognized in the month the service is provided. Amounts billed in advance of providing services are recorded as unearned revenue until the period such services are either provided or expire unused. Revenue related to installation of service and sale of customer equipment is recognized when equipment is delivered and installation is completed.

   The fair value model is used to account for certain forward physical and financial transactions in the WEN, DMS and DGC segments, which meet criteria defined by the FASB or the Emerging Issues Task Force. These criteria require these contracts to be related to future periods and contain fixed price and volume components and must have terms that require or permit net settlement of the contract in cash or its equivalent. As these transactions may be settled in cash, the value of the assets and liabilities associated with these transactions is reported at estimated settlement value based on current prices and rates as of each balance sheet date. The net gains or losses resulting from the revaluation of these contracts during the period are recognized currently in the Company's result of operations. Assets and liabilities associated with these transactions are reflected on the Company's balance sheet as risk management assets and liabilities, classified as short-term or long-term pursuant to each contract's individual tenor. Net unrealized gains and losses from these contracts are classified as revenue in the accompanying statements of operations. Transactions that have been realized and settled are reflected gross in revenues and cost of sales.

   The Company routinely enters into financial instrument contracts to hedge purchase and sale commitments, fuel requirements and inventories in its NGLs, electricity and coal businesses in order to minimize the risk of changes in market prices in these commodities. Dynegy also monitors its exposure to fluctuations in interest rates and foreign currency exchange rates and may execute swaps, forward-exchange contracts or other financial instruments to manage these exposures. Gains and losses from hedging transactions are recognized in income in the periods for which the underlying commodity, interest rate or foreign currency transaction impacts earnings. If the underlying being hedged by the commodity, interest rate or foreign currency transaction is disposed of or otherwise terminated, the gain or loss associated with such contract is no longer deferred and is recognized in the period the underlying contract is eliminated.

   Income Taxes. The Company files a consolidated United States federal income tax return and, for financial reporting purposes, provides income taxes for the difference in the tax and financial reporting bases of its assets and liabilities in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes."

   Earnings Per Share. Basic earnings per share represents the amount of earnings for the period available to each share of common stock outstanding during the period. Diluted earnings per share represents the amount of earnings for the period available to each share of common stock outstanding during the period plus each share that would have been outstanding assuming the issuance of common shares for all dilutive potential common shares outstanding during the period. Dilutive potential common shares consisted of approximately 10 million common shares subject to stock options and preferred stock convertible into approximately 4 million common shares. For 2000 and 1999, dilutive potential common shares consisted of stock options to purchase

                                  DYNEGY INC.

                           (UNAUDITED AND RESTATED)

approximately 13 million and 17 million common shares, respectively. Common shares outstanding and the resulting computation of basic and diluted earnings per share for all periods prior to December 31, 1999 have been restated to give effect to the 0.69 fixed exchange ratio contained in the terms of the Illinova acquisition. Also, all common shares outstanding, price per share, dividends per share and earnings per share amounts relating to transactions or periods prior to August 22, 2000 have been restated for the two-for-one stock split effected by means of a stock dividend distributed on August 22, 2000.

   Foreign Currency Translations. For subsidiaries whose functional currency is not the U.S. Dollar, assets and liabilities are translated at year-end rates of exchange and revenues and expenses are translated at average exchange rates prevailing for each month. Translation adjustments for the asset and liability accounts are included as a separate component of other comprehensive income in stockholders' equity. Currency transaction gains and losses are recorded in income.

   Employee Stock Options. The Company applies the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25") and related interpretations in accounting for its stock compensation plans. Accordingly, compensation expense is not recognized for employee stock options unless the options were granted at an exercise price lower than the market value on the grant date. The Company has granted below-market options in the past and continues to recognize compensation expense over the applicable vesting periods. Stock options are no longer issued at less than market price. Additionally, in 2001, a charge of $1 million recognized in "General and Administrative Expenses" was incurred due to the extension of the exercise period of various stock options and the acceleration of vesting for various other stock options.

   Regulatory Assets. Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation" ("Statement No. 71") allows companies whose service obligations and prices are regulated to maintain balance sheet assets representing costs they expect to recover through inclusion in future rates. Illinois Power Company ("IP"), the Company's wholly owned subsidiary, records regulatory assets in accordance with Statement No.
71. Regulatory assets represent probable future revenues associated with certain costs that are expected to be recovered from customers through the ratemaking process. The significant components of regulatory assets at December 31, 2001 and 2000 were approximately $336 million and $385 million, respectively, and are included in other long-term assets.

NOTE 3--COMMERCIAL OPERATIONS, RISK MANAGEMENT ACTIVITIES AND FINANCIAL INSTRUMENTS

   Dynegy's operations and periodic returns are impacted by a myriad of risk factors, some of which may, and some of which may not, be mitigated by risk management methods. These risks include, but are not limited to, commodity price, interest rate and foreign exchange rate fluctuations, weather patterns, counterparty risk, management estimations, strategic investment decisions, changes in competition, operational risks, environmental risks and changes in regulation.

   The potential for changes in the market value of Dynegy's commodity, interest rate and currency portfolios is referred to as "market risk". A description of each market risk is set forth below:

  . Commodity price risks result from exposures to changes in spot prices, forward prices and volatilities of commodities, such as electricity, natural gas, crude oil and other similar products;

  . Interest rate risks primarily result from exposures to changes in the level, slope and curvature of the yield curve and the volatility of interest rates; and

                                  DYNEGY INC.

                           (UNAUDITED AND RESTATED)


  . Currency rate risks result from exposures to changes in spot prices, forward prices and volatilities of currency rates.

   Dynegy seeks to manage these market risks through diversification, controlling position sizes and executing hedging strategies. The ability to manage an exposure may, however, be limited by adverse changes in market liquidity or other factors. Dynegy cannot guarantee the ultimate effectiveness of its risk management activities.

   Dynegy generally attempts to balance its fixed-price physical and financial purchase and sales commitments in terms of contract volumes, and the timing of performance and delivery obligations. However, the Company may, at times, have a bias in the market within guidelines established by management and Dynegy's Board of Directors, resulting from the management of its portfolio. In addition, as a result of marketplace illiquidity and other factors, the Company may, at times, be unable to hedge its portfolio fully for certain market risks.

   The financial performance and cash flow derived from certain merchant generating capacity (e.g., peaking facilities) are impacted annually, either favorably or unfavorably, by changes in and the relationship between the cost of the commodity fueling the facilities and electricity prices, which in turn influences the volume of electricity generated by these assets.

   Operating results associated with natural gas gathering, processing and fractionation activities are sensitive to changes in NGL prices and the availability of inlet volumes. In addition, similar to peaking electricity generating facilities, straddle processing plants are impacted by changes in, and the relationship between, natural gas and NGL prices, which in turn influence the volumes of gas processed at these facilities. The impact from changes in NGL prices on upstream operations results principally from the nature of contractual terms under which natural gas is processed and products are sold. The availability of inlet volumes directly affects the utilization and profitability of this segment's businesses. Commodity price volatility may also affect operating margins derived from the Company's NGL marketing operations.

   Operating results in the transmission and distribution business may be impacted by commodity price fluctuations resulting from purchases of electricity used in supplying service to its customers. IP has contracted for volumes from various suppliers under contracts having various terms. Certain of these contracts do not obligate the supplier to provide replacement power to IP in the event of a curtailment or shutdown of operating facilities. If the commodity volumes supplied from these agreements are inadequate to cover IP's native load, the Company will be required to purchase its supply needs in open-market purchases at prevailing market prices. Such purchases would expose IP to commodity price risk. Price risk associated with the gas marketing operations of IP is mitigated through contractual terms applicable to the business, as allowed by the Illinois Commerce Commission (ICC).

   Dynegy's commercial groups manage, on a portfolio basis, the resulting market risks inherent in commercial transactions, subject to parameters established by the Dynegy Board of Directors. Market risks are monitored by a risk control group that operates independently from the commercial units to ensure compliance with Dynegy's risk-management policies. Risk measurement is also practiced daily against the Dynegy portfolios with Value at Risk, stress testing and scenario analysis on the commercial portfolios.

   Quantitative and Qualitative Market Risk Disclosures. In addition to applying business judgment, senior management uses a number of quantitative tools to manage Dynegy's exposure to market risk. These tools include:

  . Risk limits based on a summary measure of market risk exposure, referred to as VaR; and

                                  DYNEGY INC.

                           (UNAUDITED AND RESTATED)


  . Stress and scenario analyses as performed daily that measure the potential effects of various market events, including substantial swings in volatility factors, absolute commodity price changes and the impact of interest rate movements.

   VaR represents the potential loss in value of Dynegy's enterprise-wide marketing portfolio due to adverse market movements over a defined time horizon with a specified confidence level.

   The modeling of the risk characteristics of Dynegy's marketing portfolio involves a number of assumptions and approximations. Dynegy estimates VaR using a JP Morgan RiskMetrics(TM) approach assuming a one-day holding period and a 95 percent confidence level. While management believes that these assumptions and approximations are reasonable, there is no uniform industry methodology for estimating VaR, and different assumptions and/or approximations could produce materially different VaR estimates.

   Dynegy uses historical data to estimate the Company's VaR and, to better reflect current asset and liability volatilities, these historical data are weighted to give greater importance to more recent observations. Given its reliance on historical data, VaR is most effective in estimating risk exposures in markets in which there are not sudden fundamental changes or shifts in market conditions. An inherent limitation of VaR is that past changes in market risk factors, even when weighted toward more recent observations, may not produce accurate predictions of future market risk. VaR should be evaluated in light of this and the methodology's other limitations.

   Credit and Market Reserves. In connection with the market valuation of its energy commodity contracts, the Company maintains certain reserves for a number of risks associated with these future commitments. Among others, these include reserves for credit risks based on the financial condition of counterparties, reserves for price and product location ("basis") differentials and consideration of the time value of money for long-term contracts. Counterparties in its marketing portfolio consist principally of financial institutions, major energy companies and local distribution companies. The creditworthiness of these counterparties may impact overall exposure to credit risk, either positively or negatively. However, with regard to its counterparties Dynegy maintains credit policies that management believes minimize overall credit risk. Determination of the credit quality of its counterparties is based upon a number of factors, including credit ratings, financial condition, project economics and collateral requirements. When applicable, the Company employs standardized agreements that allow for the netting of positive and negative exposures associated with a single counterparty.

   Based on these policies, its current exposures and its credit reserves, Dynegy does not anticipate a material adverse effect on its financial position or results of operations as a result of counterparty nonperformance. As a result of Enron Corp.'s ("Enron") bankruptcy, the Company reserved an after-tax amount of $51 million in the fourth quarter of 2001 related to the Company's net exposure for commercial transactions with the bankrupt enterprise. The global netting agreement between Dynegy and Enron as well as the valuation of these commercial transactions covered by the agreement are subject to approval from the bankruptcy court.

                                  DYNEGY INC.

                           (UNAUDITED AND RESTATED)


   The following table displays the value of Dynegy's marketing transactions at December 31, 2001:

                                       Investment    Below Investment
                                         Grade         Grade Credit
                                     Credit Quality Quality or Unrated  Total
                                     -------------- ------------------ ------
                                                  ($ in millions)
 Utilities and power generators.....     $  562            $(22)       $  540
 Financial institutions.............       (110)              1          (109)
 Oil and gas producers..............        166             130           296
 Commercial and industrial companies        367              95           462
 Other..............................         48               6            54
                                         ------            ----        ------
 Value of portfolio before reserves.     $1,033            $210         1,243
                                         ======            ====        ======
 Credit and market reserves                                              (199)
                                                                       ------
                                                                        1,044
 Other................................................................     34
                                                                       ------
 Net risk management assets........................................... $1,078
                                                                       ======

   The net risk management asset of $1,078 million is the aggregate of the following line items on the Consolidated Balance Sheet: Current Assets--Assets from risk-management activities, Other Assets--Assets from risk-management activities, Current Liabilities--Liabilities from risk-management activities and Other Liabilities--Liabilities from risk-management activities.

   At December 31, 2001, the term of Dynegy's marketing portfolio extends to 2016 and the average remaining life of an individual transaction was five months.

   Accounting for Derivative Instruments and Hedging Activities. The Financial Accounting Standards Board ("FASB") issued, and subsequently amended, Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("Statement No. 133"), which became effective January 1, 2001. Provisions in Statement No. 133, as amended, affect the accounting and disclosure of certain contractual arrangements and operations of the Company. Under Statement No. 133, as amended, all derivative instruments are recognized in the balance sheet at their fair values and changes in fair value are recognized immediately in earnings, unless the derivatives which are not a part of the Company's marketing activities qualify and are designated as hedges of future cash flows, fair values, net investments or qualify and are designated as normal purchases and sales. For derivatives treated as hedges of future cash flows, the effective portion of changes in fair value is recorded in other comprehensive income until the related hedged items impact earnings. Any ineffective portion of a hedge is reported in earnings immediately. For derivatives treated as fair value hedges, changes in the fair value of the derivative and changes in the fair value of the related asset or liability are recorded in current period earnings. For derivatives treated as hedges of net investment in foreign operations, the effective portion of changes in the fair value of the derivative is recorded in the cumulative translation adjustment. Derivatives treated as normal purchases or sales are recorded and recognized in income using accrual accounting.

                                  DYNEGY INC.

                           (UNAUDITED AND RESTATED)


   The Company recorded the impact of the adoption of Statement No. 133, as amended, as a cumulative effect adjustment in the Company's consolidated results on January 1, 2001. The amounts recorded, which are immaterial to net income and the Company's financial position, are as follows (in millions):

                                                             Other
                                                   Net   Comprehensive
                                                  Income    Income
                                                  ------ -------------
          Adjustment to fair value of derivatives  $ 3       $ 62
          Income tax effects.....................   (1)       (29)
                                                   ---       ----
                 Total...........................  $ 2       $ 33
                                                   ===       ====

   Changes in stockholders' equity related to derivatives for the year ended December 31, 2001 were as follows, net of taxes (in millions):

               Transition adjustment as of January 1, 2001 $ 33
               Current period increase in fair value......    4
               Reclassifications to earnings, net.........  (11)
                                                           ----
                      Balance at December 31, 2001........ $ 26
                                                           ====

   Accumulated Other Comprehensive Loss, Net of Tax is included in
Stockholders' Equity on the Consolidated Balance Sheet as follows (in millions):

Statement No. 133, Net............................................................ $ 26
Currency Translation Adjustment...................................................  (28)
Unrealized Loss on Available-for-Sale Securities, Net.............................  (19)
                                                                                   ----
       Accumulated Other Comprehensive Loss, Net of Tax, at December 31, 2001..... $(21)
                                                                                   ====

   Additional disclosures required by Statement No. 133, as amended, are provided in the following paragraphs.

   From time to time, the Company may enter into various financial derivative instruments which qualify as cash flow hedges. Instruments related to its energy convergence and midstream liquids businesses are entered into for purposes of hedging forward fuel requirements for certain power generation facilities, locking in future margin in the domestic midstream liquids business and hedging price risk in the global liquids business. Interest rate swaps are used to convert the floating interest-rate component of certain obligations to fixed rates.

   The Company determined that its assessment of hedge effectiveness related to certain contracts entered into to hedge fuel requirements and power sales commitments was incomplete. As a result, the accounting for these contracts has been restated herein. Otherwise, during the year ended December 31, 2001, there was no material ineffectiveness from changes in fair value of hedge positions, and no amounts were excluded from the assessment of hedge effectiveness related to the hedge of future cash flows. Additionally, no amounts were reclassified to earnings in connection with forecasted transactions that were no longer considered probable of occurring.

                                  DYNEGY INC.

   The balance in other comprehensive income at December 31, 2001 is expected to be reclassified to future earnings, contemporaneously with the related purchases of fuel, sales of electricity or liquids, payments of interest and recognition of operating lease expense, as applicable to each type of hedge. Of this amount, approximately $26 million of income, net of taxes, is estimated to be reclassified into earnings over the year ending December 31, 2002. The actual amounts that will be reclassified to earnings over the next year and beyond could vary materially from this estimated amount as a result of changes in market conditions.

   The Company also enters into derivative instruments which qualify as fair-value hedges. The Company used interest rate-swaps to convert a portion of its nonprepayable fixed-rate debt into variable-rate debt. During the twelve months ended December 31, 2001, there was no ineffectiveness from changes in fair value of hedge positions, and no amounts were excluded from the assessment of hedge effectiveness. Additionally, no amounts were recognized in relation to firm commitments that no longer qualified as fair-value hedge items.

   The Company has investments in foreign subsidiaries, and the net assets of these subsidiaries are exposed to currency exchange-rate volatility. The Company uses derivative financial instruments, including foreign exchange forward contracts and cross currency interest rate swaps, to hedge this exposure. For the year ended December 31, 2001, approximately $29 million of net losses related to these contracts were included in the cumulative translation adjustment. This amount neutralizes the cumulative translation gains of the underlying net investments in foreign subsidiaries for the period the derivative financial instruments were outstanding.

   Fair Value of Financial Instruments. The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments." The estimated fair-value amounts have been determined by the Company using available market information and selected valuation methodologies. Considerable judgment is required in interpreting market data to develop the estimates of fair value. The use of different market assumptions or valuation methodologies could have a material effect on the estimated fair-value amounts.

                                  DYNEGY INC.

                           (UNAUDITED AND RESTATED)


   The carrying values of current financial assets and liabilities approximate fair values due to the short-term maturities of these instruments. The carrying amounts and fair values of the Company's other financial instruments were:

                                                                              December 31,
                                                                    --------------------------------
                                                                          2001            2000
                                                                    ---------------  ---------------
                                                                    Carrying  Fair   Carrying Fair
                                                                     Amount   Value   Amount  Value
                                                                    -------- ------  -------- ------
                                                                            ($ in millions)
Dynegy Inc
   Series B Convertible Preferred Securities.......................  $1,503  $1,418   $   --  $   --
   Foreign Currency Risk-Management Contracts......................     (11)    (11)       2       2
Dynegy Holdings Inc.
   Commercial Paper................................................       6       6      115     115
   Revolving Credit Facilities.....................................     600     600       --      --
   Canadian Credit Agreement.......................................      40      40       59      59
   Senior Notes, 6.75% through 8.125%, due 2002 through 2026.......   1,693   1,488    1,200   1,200
   ABG Gas Supply..................................................     282     267       --      --
   Preferred Securities of a Subsidiary Trust......................     200     159      200     189
   Fair Value Hedge Interest Rate Swap.............................      (7)     (7)      --      --
   Cash Flow Hedge Interest Rate Swap..............................       1       1       --      --
   Interest Rate Risk-Management Contracts.........................       6       6       --      --
   Commodity Risk-Management Contracts.............................     292     292      970     958
Illinova Corporation
   Senior Notes, 7.125%, due 2004..................................     102     100      103     101
   Medium Term Notes, 6.15% through 6.46%, due 2001 through
     2002..........................................................      20      20       50      50
   Serial Preferred Securities of a Subsidiary.....................      46      39       46      27
Illinois Power Company
   Commercial Paper................................................      38      38      148     148
   Revolving Credit Facilities.....................................     240     240       --      --
   Mortgage Bonds, 6% through 7.5%, due 2002 through 2025..........     674     649      674     671
   Pollution Control Revenue Refunding Bonds, 5.4%-7.4%, due 2024
     through 2028..................................................     175     183      175     173
   Adjustable Rate Pollution Control Revenue Refunding Bonds, due
     2032..........................................................     150     150      150     150
   Floating Rate Pollution Control Revenue Refunding Bonds, due
     2017 through 2028.............................................     186     186      186     186
   Transitional Funding Trust Notes, 5.26% through 5.65%, due 2001
     through 2008..................................................     602     607      689     677
   Trust Originated Preferred Securities...........................      --      --      100      99
Dynegy Global Communications
   Investment in Warrants..........................................      37      37       14      14

   The financial statement carrying amounts of the Company's credit agreement and variable-rate debt obligations were assumed to approximate fair value. The fair values of the Company's other long-term indebtedness, including the Preferred Securities of a Subsidiary Trust, were based on quoted market prices by financial institutions that actively trade these debt securities. The fair value of interest rate, foreign currency and

                                  DYNEGY INC.

                           (UNAUDITED AND RESTATED)

commodity risk-management contracts were based upon the estimated consideration that would be received to terminate those contracts in a gain position and the estimated cost that would be incurred to terminate those contracts in a loss position. The investment in warrants is recorded at fair value estimated using the Black-Scholes valuation methodology.

   The absolute notional contract amounts associated with the commodity risk-management, interest rate and foreign currency exchange contracts, respectively, were as follows:

                                                                         December 31,
                                                                   ------------------------
                                                                    2001     2000    1999
                                                                   ------- -------- -------
Natural Gas (Trillion Cubic Feet).................................  11.894    7.709   5.702
Electricity (Million Megawatt Hours)..............................  77.997  162.321  42.949
Natural Gas Liquids (Million Barrels).............................   5.655    6.410  19.902
Weather Derivatives (In thousands of $/Degree Day)................ $   190 $    385 $    --
Crude Oil (Million Barrels).......................................      --       --  35.554
Coal (Millions of Tons)...........................................    18.5     17.3      --
Fair Value Hedge Interest Rate Swaps (In millions of U.S. Dollars) $   206 $     -- $    37
   Fixed Interest Rate Received on Swaps (Percent)................   5.284       --   8.210
Cash Flow Hedge Interest Rate Swaps (In millions of U.S. Dollars). $   100 $     -- $    --
   Fixed Interest Rate Paid on Swaps (Percent)....................   4.397       --      --
Interest Rate Risk-Management Contract............................ $   206 $     -- $    --
   Fixed Interest Rate Paid on Swaps (Percent)....................   5.310       --      --
Interest Rate Risk-Management Contract............................ $   100 $     -- $    --
   Fixed Interest Rate Received (Percent).........................   4.370       --      --
U.K. Pound Sterling (In millions of U.S. Dollars)................. $   906 $     15 $    86
Average U.K. Pound Sterling Contract Rate (U.S. Dollars).......... $1.4233 $ 1.4658 $1.6191
Euro Dollars (In millions of U.S. Dollars)........................ $    18 $     36 $    --
Average Euro Dollar Contract Rate (U.S. Dollars).................. $0.8863 $ 1.0200 $    --
Canadian Dollar (In Millions of U.S. Dollars)..................... $ 1,395 $    738 $   289
Average Canadian Dollar Contract Rate (U.S. Dollars).............. $0.6435 $ 0.6768 $0.6775

   In 2001, approximately 10% of the Company's consolidated revenues and 12% of consolidated costs of sales were derived from transactions with Enron. Based on the terms of these transactions, Dynegy can fulfill these needs through other counterparties.

                                  DYNEGY INC.

                           (UNAUDITED AND RESTATED)


NOTE 4--CASH FLOW INFORMATION

   Detail of supplemental disclosures of cash flow and non-cash investing and financing information was:

                                                     Year Ended December 31,
                                                     -----------------------
                                                      2001     2000    1999
                                                     -----   -------   ----
                                                       ($ in millions)
       Interest paid (net of amount capitalized).... $ 241   $   238   $80
                                                     =====   =======   ===
       Taxes paid (net of refunds).................. $  79   $    40   $ 2
                                                     =====   =======   ===
       Detail of businesses acquired:(1)
       Current assets and other..................... $  62   $   648   $--
       Fair value of non-current assets.............   863     7,509    --
       Liabilities assumed, including deferred taxes  (308)   (4,782)   --
       Subordinated capital assumed.................    --      (239)   --
       Capital stock issued and options exercised...    --    (1,884)   --
       Cash balance acquired........................   (14)      (50)   --
                                                     -----   -------   ---
       Cash paid, net of cash acquired.............. $ 603   $ 1,202   $--
                                                     =====   =======   ===

--------
(1) The businesses acquired included: 2001--BG Storage Limited ("BGSL"), a wholly owned subsidiary of BG Group plc, and iaxis, Limited ("iaxis") and 2000--Extant, Inc. ("Extant") and Illinova Corporation ("Illinova"). See
    Note 14 for more information regarding these acquisitions.

NOTE 5--PROPERTY, PLANT AND EQUIPMENT

   Investments in property, plant and equipment consisted of:

                                                       December 31,
                                                      --------------
                                                       2001    2000
                                                      ------  ------
                                                      ($ in millions)
           Wholesale Energy Network:
              Generation assets...................... $4,040  $3,505
              Storage facilities (U.K.)..............    795      --
           Dynegy Midstream Services:
              Natural gas processing.................  1,000     934
              Fractionation..........................    200     198
              Liquids marketing......................    204     268
              Natural gas gathering and transmission.    225     193
              Crude oil..............................     --       9
           Transmission and Distribution.............  1,993   1,906
           Dynegy Global Communications..............    237      58
           IT Systems and Other......................    436     285
                                                      ------  ------
                                                       9,130   7,356
           Less: accumulated depreciation............   (921)   (649)
                                                      ------  ------
                                                      $8,209  $6,707
                                                      ======  ======

   Interest capitalized related to costs of projects in process of development totaled $20 million, $30 million and $17 million for the years ended December 31, 2001, 2000 and 1999, respectively. In 2000, a $25 million impairment reserve was recorded related to Canadian gas processing assets.

                                  DYNEGY INC.

                           (UNAUDITED AND RESTATED)


NOTE 6--INVESTMENTS IN UNCONSOLIDATED AFFILIATES AND NORTHERN NATURAL GAS
COMPANY

   Investments in affiliates that are not controlled by the Company but where the Company has significant influence over operations are accounted for by the equity method. The Company's share of net income from these affiliates is reflected in the Consolidated Statements of Operations as Equity in earnings of unconsolidated affiliates. The Company's principal equity method investments consist of entities that operate generation assets and natural gas liquids assets. These equity investments totaled $843 million and $727 million at December 31, 2001 and 2000, respectively. The Company entered into these ventures principally for the purpose of sharing risk and leveraging existing commercial relationships. These ventures maintain independent capital structures and have financed their operations on a non-recourse basis to the Company.

   Generation Assets. Investments include ownership interests in seven joint ventures that own fossil fuel electric generation facilities in diverse geographic regions. The Company's ownership is generally 50 percent in the majority of these ventures. The Company's net investment of $609 million at December 31, 2001 represents approximately 2,400 MW of net generating capacity. At December 31, 2001, the Company's investment exceeded its equity in the underlying assets by approximately $143 million. Dynegy's most significant investment is comprised of its interest in West Coast Power, LLC ("West Coast Power"), a 50 percent owned venture with NRG, which totaled approximately $330 million at December 31, 2001 and generated equity earnings of $162 million in 2001.

   Midstream Investments. Investments include ownership interests in three ventures that operate natural gas liquids processing, extraction, fractionation and storage facilities in the Gulf Coast region as well as an interstate NGL pipeline. The Company's ownership interest in these ventures ranges from 23 percent to 39 percent. At December 31, 2001, the Company's investment exceeded its equity in the underlying net assets by approximately $43 million.

   Summarized aggregate financial information for these investments and Dynegy's equity share thereof was:

                                             December 31,
                               -----------------------------------------
                                   2001         2000(1)       1999(1)
                               ------------- ------------- -------------
                                      Equity        Equity        Equity
                               Total  Share  Total  Share  Total  Share
                               ------ ------ ------ ------ ------ ------
                                            ($ in millions)
       Current assets......... $1,208 $  513 $1,029 $  374 $  525 $  184
       Non-current assets.....  2,800  1,179  2,934  1,233  2,787  1,193
       Current liabilities....    791    339    734    276    847    374
       Non-current liabilities  1,056    392  1,363    520  1,183    487
       Revenues...............  4,000  1,540  3,988  1,568  1,339    526
       Operating margin.......    920    352    857    324    443    174
       Net income.............    541    218    481    196    135     58

--------
(1) The financial data for 2000 and 1999 are exclusive of amounts attributable to the Company's investment in Accord Energy Limited ("Accord") as data was unavailable for these periods. For competitive reasons, Accord was unwilling to provide the Company with detailed financial information concerning its operations. The Company contractually agreed not to require the production of such information in its negotiations with Accord. Dynegy's share of Accord earnings for each of the years ended December 31, 2000 and 1999 totaled $9 million and $21 million, respectively. The Company sold its investment in Accord in the third quarter of 2000.

                                  DYNEGY INC.

                           (UNAUDITED AND RESTATED)


   Other Investments. In addition to these equity investments, the Company holds interests in companies for which it does not have significant influence over the operations. These investments are accounted for by the cost method. Such investments totaled $84 million and $55 million at December 31, 2001 and 2000, respectively. The Company also owns securities that have a readily determinable fair market value and are considered available-for-sale. The market value of these investments at December 31, 2001 and 2000 was estimated to be $23 million and $17 million, respectively.

   In November 2001, Dynegy acquired 1,000 shares of Series A Preferred Stock ("Series A Preferred Stock") in Northern Natural Gas Company ("Northern Natural") for $1.5 billion. The Series A Preferred Stock is entitled to cumulative dividends, as and if declared by the board of directors of Northern Natural, at a rate of 6%, payable annually beginning on January 31, 2003. Dividends of $13 million are reflected in "Other Income" on the 2001 Consolidated Statement of Operations. The Series A Preferred Stock is redeemable at the option of Northern Natural under specified circumstances at a redemption price equal to the liquidation preference plus accrued and unpaid dividends and other items.

   Concurrent with the investment in Northern Natural, Dynegy entered into an option agreement with a subsidiary of Enron that indirectly owned the common stock of Northern Natural, under which a Dynegy subsidiary had the option to purchase all of the equity of that Enron subsidiary. In connection with Dynegy's termination of a merger agreement with Enron, it gave notice of its intention to exercise its option to purchase such equity. The exercise price for the option was $23 million subject to adjustment based on Northern Natural's indebtedness and for the amount of working capital at closing. Subsequent litigation relating to the option was settled by the parties on January 3, 2002 and the closing of the option exercise occurred on January 31, 2002. At January 31, 2001, Northern Natural had approximately $950 million of debt outstanding. Approximately $500 million of this debt is in the form of senior unsecured notes with maturities ranging from 2005 to 2011. The remaining $450 million is in the form of a secured line of credit due November 2002. Dynegy has agreed to commence a tender offer by April 1, 2002 for $100 million of the senior unsecured notes due in 2005. An Enron subsidiary has the option to reacquire Northern Natural through June 30, 2002 for $1.5 billion plus accrued and unpaid dividends on the Series A Preferred Stock and the option exercise price, subject to adjustments based on Northern Natural's indebtedness and working capital.

                                  DYNEGY INC.

                           (UNAUDITED AND RESTATED)


NOTE 7--DEBT

   Long-term debt and transitional funding trust notes outstanding consisted of the following at December 31:

                                                                                 2001    2000
                                                                                ------  ------
                                                                                ($ in millions)
Long-Term Debt:
Dynegy Holdings Inc.
   Commercial Paper............................................................ $    6  $  115
   Revolving Credit Facilities.................................................    600      --
   Canadian Credit Agreements..................................................     40      59
   Senior Notes, 6.875% due 2002...............................................    200     200
   Senior Notes, 6.75% due 2005................................................    150     150
   Senior Notes, 8.125% due 2005...............................................    300     300
   Senior Notes, 7.45% due 2006................................................    200     200
   Senior Notes, 6.875% due 2011...............................................    493      --
   Senior Debentures, 7.125% due 2018..........................................    175     175
   Senior Debentures, 7.625% due 2026..........................................    175     175
   ABG Gas Supply..............................................................    282      --
Illinova Corporation
   Senior Notes, 7.125%, due 2004..............................................    102     103
   Medium Term Notes, 6.15% due 2001...........................................     --      30
   Medium Term Notes, 6.46% due 2002...........................................     20      20
Illinois Power Company
   Commercial Paper............................................................     38     148
   Revolving Credit Facilities.................................................    240      --
   Mortgage Bonds, 6.25% due 2002..............................................     96      96
   Mortgage Bonds, 6.5% due 2003...............................................    101     101
   Mortgage Bonds, 6% due 2003.................................................     90      90
   Mortgage Bonds, 6.75% due 2005..............................................     71      71
   Mortgage Bonds, 7.5% due 2009...............................................    250     250
   Mortgage Bonds, 7.5% due 2025...............................................     66      66
   Floating Rate Pollution Control Revenue Refunding Bonds, due 2017...........     75      75
   Floating Rate Pollution Control Revenue Refunding Bonds, due 2028...........    111     111
   Adjustable Rate Pollution Control Revenue Refunding Bonds, due 2032.........    150     150
   Pollution Control Revenue Refunding Bonds, 5.4%-7.4%, due 2024 through 2028.    175     175
                                                                                ------  ------
                                                                                 4,206   2,860
       Less: Amounts due within one year.......................................    372      32
                                                                                ------  ------
Total Long-Term Debt........................................................... $3,834  $2,828
                                                                                ======  ======

                                  DYNEGY INC.

                           (UNAUDITED AND RESTATED)

                                                                  2001    2000
                                                                  ----    ----
                                                                  ($ in millions)
        Transitional Funding Trust Notes:
        Transitional Funding Trust Notes, 5.26% due 2001......... $ --    $ 38
        Transitional Funding Trust Notes, 5.31% due 2002.........   31      80
        Transitional Funding Trust Notes, 5.34% due through 2003.   85      85
        Transitional Funding Trust Notes, 5.38% due through 2005.  174     174
        Transitional Funding Trust Notes, 5.54% due through 2007.  174     174
        Transitional Funding Trust Notes, 5.65% due through 2008.  138     138
                                                                   ----    ----
                                                                  $602    $689
            Less: Amounts due within one year....................   86      84
                                                                   ----    ----
     Total Transitional Funding Trust Notes...................... $516    $605
                                                                   ====    ====

   Aggregate maturities of the principal amounts of all long-term indebtedness are: 2002--$458 million; 2003--$340 million; 2004--$255 million; 2005--$680 million; 2006--$305 million and beyond $2.8 billion.

   Commercial Paper, Money Market Lines of Credit and Extendible Floating Rate Loans. The Company utilizes commercial paper proceeds and borrowings under uncommitted money market lines of credit for general corporate purposes, including short-term working capital requirements. The commercial paper programs for Dynegy, Dynegy Holdings Inc. ("Holdings") and IP are limited to and fully supported by committed credit agreements. Weighted average interest rates on amounts outstanding under the commercial paper program for Holdings were 3.2% and 8.1% at December 31, 2001 and 2000, respectively. The weighted average interest rate on amounts outstanding under IP's commercial paper program were 3.3% and 8.0% at December 31, 2001 and 2000, respectively. The Company classifies outstanding commercial paper and borrowings under money market lines of credit as long-term debt to the extent of availability under committed credit facilities, as management's intent is to maintain these obligations for longer than one year, subject to an overall reduction in corporate debt levels.

   Credit Agreements: The following table displays certain terms of the Company's revolving credit agreements as of December 31, 2001:

                 Total    Unused  Maturity            Eurodollar Facility
                Capacity Capacity   Date      Term      Margin     Fee
                -------- -------- -------- ---------- ---------- --------
                                     ($ in millions)
       Dynegy..  $  300    $300   11/02/02 Multi-year   0.450%    0.150%
       Holdings  $  400    $ --   05/27/03 Multi-year   0.200%    0.100%
                  1,200     618   05/01/02    364-day   0.400%    0.100%
                     40      --   11/20/02     1-year   0.600%    0.250%
       IP......  $  300    $ 22   05/20/02    364-day   0.625%    0.125%

   The Dynegy, Holdings and IP credit agreements provide funding for working capital, capital expenditures and general corporate purposes, including support for lines of credit and commercial paper programs. Generally, borrowings under the credit agreements bear interest at a Eurodollar rate plus a margin that is determined based on designated unsecured debt ratings. Financial covenants in the credit agreements are limited to a debt-to-capitalization test. Letters of credit under the credit agreements aggregated $377 million at December 31, 2001.

                                  DYNEGY INC.

                           (UNAUDITED AND RESTATED)


   ABG Gas Supply Credit Agreement. On April 10, 2001, ABG Gas Supply ("ABG") entered into a credit agreement with a consortium of lenders in order to provide financing associated with Project Alpha (the "ABG Credit Agreement"). Advances under the agreement allowed ABG to purchase NYMEX natural gas contracts with the underlying physical gas supply to be sold to Dynegy Marketing and Trade under an existing natural gas purchase and sales agreement. The ABG Credit Agreement requires ABG to repay the advances in monthly installments commencing February 2002 through December 2004 from the funds received from Dynegy Marketing and Trade under the natural gas purchases and sales agreement. The advances bear interest at a Eurodollar rate plus a margin as defined in the agreement. Advances of $282 million were outstanding under this agreement at December 31, 2001.

   Long-Term Debt. The Company has a series of notes, debentures, new mortgage bonds, pollution control bonds and transitional funding trust notes having maturities that extend through 2032. The transitional funding trust notes are non-recourse to the Company. Certain of these securities are redeemable at the Company's option, in whole or in part, from time-to-time, at formula-based redemption prices as defined in the applicable indenture.

   Certain of Dynegy's debt instruments contain routine provisions which, if not met, could require early payment, additional collateral support or similar actions. For Dynegy, these events include leverage ratios, bankruptcy or insolvency, defaults on principal or interest payments and change of control provisions. These instruments generally provide for a cure period should any of these events occur.

   In February 2002, Dynegy Holdings issued $500 million of 8.75% Senior Notes due 2012. Interest will be paid on a semi-annual basis beginning in August 2002. These notes can be redeemed prior to 2012, in whole or in part, at a price equal to the redemption price included in the related prospectus supplement.

NOTE 8--INCOME TAXES

   The Company is subject to U.S. federal, foreign and state income taxes on its operations. Components of income tax expense (benefit) were:

                                               Year Ended December 31,
                                               -----------------------
                                                2001     2000    1999
                                                ------   ----    ----
                                                ($ in millions)
               Current tax expense:
                  Domestic.................... $  131    $ 85    $ --
                  Foreign.....................      7      25      12
               Deferred tax expense (benefit):
                  Domestic....................    213     149      53
                  Foreign.....................    (20)     (7)      7
                                                ------    ----   ----
               Income tax provision:.......... $  331    $252    $ 72
                                                ======    ====   ====

   Components of income before income taxes were as follows:

                                                    Year Ended
                                                   December 31,
                                                 ----------------
                                                  2001  2000 1999
                                                 -----  ---- ----
                                                 ($ in millions)
              Income (loss) before income taxes:
                 Domestic....................... $ 956  $700 $159
                 Foreign........................   (88)   36   61
                                                 -----  ---- ----
                                                 $ 868  $736 $220
                                                 =====  ==== ====

                                  DYNEGY INC.

                           (UNAUDITED AND RESTATED)


   Deferred income taxes are provided for the temporary differences between the tax basis of Dynegy's assets and liabilities and their reported financial statement amounts.

   Significant components of deferred tax liabilities and assets were:

                                                            December 31,
                                                            ---------------
                                                             2001    2000
                                                            ------  ------
                                                            ($ in millions)
      Deferred tax assets:
         Loss carry forward................................ $   66  $   49
         Alternative Minimum Tax ("AMT") and other credits.    115     218
                                                            ------  ------
                                                               181     267
      Valuation allowance..................................     --      --
                                                            ------  ------
                                                               181     267
      Deferred tax liabilities:
         Items associated with capitalized costs...........  1,949   1,663
                                                            ------  ------
      Net deferred tax liability........................... $1,768  $1,396
                                                            ======  ======

   Realization of the aggregate deferred tax asset is dependent on the Company's ability to generate taxable earnings in the future. There was no valuation allowance established at December 31, 2001 or 2000, as management believes the aggregate deferred asset is more likely than not to be fully realized in the future.

   Income tax provisions for the years ended December 31, 2001, 2000 and 1999, were equivalent to effective rates of 38 percent, 34 percent and 33 percent, respectively. Differences between taxes computed at the U.S. federal statutory rate and the Company's reported income tax provision were:

                                               Year Ended December 31,
                                               --------------------
                                                2001     2000    1999
                                               ------   ------  -----
                                                  ($ in millions)
           Expected tax at U.S. statutory rate $  304   $  258  $  77
           State taxes........................     20       16      4
           Foreign tax benefit................     --       (5)    (3)
           Basis differentials and other......      7      (17)    (6)
                                               ------   ------  -----
           Income tax provision............... $  331   $  252  $  72
                                               ======   ======  =====

   At December 31, 2001, the Company had approximately $186 million of regular tax net operating loss carryforwards, $109 million of AMT credit carryforwards and $564 million of AMT net operating loss carryforwards. The net operating loss carryforwards expire from 2009 through 2020. The AMT credit carryforwards do not expire. Certain provisions of the Internal Revenue Code place an annual limitation on the Company's ability to utilize tax carryforwards existing as of the date of a 1995 and a 2000 business acquisition. Management believes such carryforwards will be fully realized prior to expiration.

NOTE 9--PREFERRED SECURITIES

   In May 1997, NGC Corporation Capital Trust I ("Trust") issued, in a private transaction, $200 million aggregate liquidation amount of 8.316% Subordinated Capital Income Securities ("Trust Securities") representing preferred undivided beneficial interests in the assets of the Trust. The Trust invested the proceeds

                                  DYNEGY INC.

                           (UNAUDITED AND RESTATED)

from the issuance of the Trust Securities in an equivalent amount of 8.316% Subordinated Debentures ("Subordinated Debentures") of the Company. The sole assets of the Trust are the Subordinated Debentures. The Trust Securities are subject to mandatory redemption in whole but not in part on June 1, 2027, upon payment of the Subordinated Debentures at maturity, or in whole but not in part at any time, contemporaneously with the optional prepayment of the Subordinated Debentures, as allowed by the associated indenture. The Subordinated Debentures are redeemable, at the option of the Company, in whole at any time or in part from time to time, at formula-based redemption prices, as defined in the indenture. The Subordinated Debentures represent unsecured obligations of the Company and rank subordinate and junior in right of payment to all Senior Indebtedness to the extent and in the manner set forth in the associated indenture. The Company has irrevocably and unconditionally guaranteed, on a subordinated basis, payment for the benefit of the holders of the Trust Securities the obligations of the Trust to the extent the Trust has funds legally available for distribution to the holders of the Trust Securities, as described in the indenture. The Company may defer payment of interest on the subordinated debentures as described in the indenture.

   Illinois Power Financing Inc. ("IPFI") is a statutory business trust in which IP serves as sponsor. In 1996, IPFI issued $100 million aggregate liquidation amount of 8% Trust Originated Preferred Securities ("TOPrS") in a private transaction. The TOPrS were to mature on January 31, 2045 and could be redeemed at IP's option, in whole or in part, from time to time on or after January 31, 2001. On September 30, 2001, IP redeemed all $100 million of the TOPrS. The redemption was financed with $85 million cash and $15 million in commercial paper.

   Serial Preferred Securities of a Subsidiary of approximately $46 million consists of six series of preferred stock issued by IP, with interest rates ranging from 4.08% to 7.75%. Certain series are redeemable at the option of IP, in whole or in part. On February 25, 2002, Illinova commenced a tender offer relating to the shares of IP's preferred stock. Concurrently, IP commenced a solicitation of consents from its preferred stockholders to amend IP's Restated Articles of Incorporation to eliminate a provision restricting IP's ability to incur unsecured debt. The completion of the tender offer and consent solicitation is conditioned on, among other things, the approval of the proposed amendment by holders of at least two-thirds of the outstanding shares of preferred stock, voting together as one class.

   On November 13, 2001, ChevronTexaco purchased 150,000 shares of Dynegy's Series B Mandatorily Convertible Redeemable Preferred Stock ("Series B Preferred Stock") for $1.5 billion. The proceeds from this issuance were used to finance Dynegy's investment in Northern Natural, which is discussed in detail in Note 19. Each share of Dynegy's Series B Preferred Stock is convertible, at the option of ChevronTexaco, for a period of two years into shares of Dynegy Class B common stock at the conversion price of $31.64. Dynegy incurred a special dividend of approximately $65 million based on the intrinsic value of the conversion option given to ChevronTexaco because the conversion price was an approximate 5% discount to the market price. Dynegy is recognizing this dividend over the period the Series B Preferred Stock is outstanding as required by generally accepted accounting principles. Unless ChevronTexaco exercises its conversion right, Dynegy is required to redeem the Series B Preferred Stock for $1.5 billion two years from the date of issuance. The Series B Preferred Stock does not have a dividend.

NOTE 10--MINORITY INTEREST

   In June 2000, Dynegy and a third party invested in Catlin Associates, L.L.C. ("Catlin"), an entity that is consolidated by Dynegy, with the third party's investment reflected in Minority Interest on the consolidated balance sheet. Dynegy invested $100 million in Catlin and the third party investor contributed $850 million. As a

                                  DYNEGY INC.

                           (UNAUDITED AND RESTATED)

result of its investment, the third party is entitled to a non-controlling preferred interest in Catlin, which holds economic interests in midwest generation assets. On or before June 29, 2005, Dynegy and the third party investor must agree upon whether and how to make future investments on behalf of Catlin. If the shareholders are not able to reach agreement regarding permitted investments or Catlin fails to pay the preferred return to the third party, Dynegy has the option to purchase the investor's interest for $850 million or liquidate the assets of Catlin. Dynegy retains an option to acquire the minority investors' interest in Catlin through June 2010 for $850 million. Catlin has limited recourse to Dynegy, with such recourse building over time to a maximum of $270 million in 2005. As of December 31, 2001, recourse to Dynegy was approximately $35 million. In addition, under certain circumstances, Dynegy may be required to make an additional capital contribution of $60 million to Catlin. The $60 million contingent obligation expires on December 31, 2002. If Dynegy Holdings' credit rating from Standard & Poors' and Moody's falls below investment grade, the Company would be required to post approximately $270 million of cash collateral.

   Minority interest on the consolidated balance sheet also includes third-party investments in certain other consolidated entities, principally relating to Dynegy Midstream Services ("DMS") operations and Dynegy Global Communications ("DGC"). The net pre-tax results attributed to minority interest holders in consolidated entities are classified in minority interest expense in the accompanying statements of operations.

NOTE 11--COMMITMENTS AND CONTINGENCIES

   Legal Proceedings. On August 3, 1998, Modesto Irrigation District ("MID") filed a lawsuit against PG&E and Destec Energy, Inc. ("Destec") in federal court for the Northern District of California, San Francisco division. The lawsuit alleges violation of federal and state antitrust laws and breach of contract against Destec. The allegations are related to a power sale and purchase arrangement in the city of Pittsburg, California. MID seeks actual damages from PG&E and Destec in amounts not less than $25 million. MID also seeks a trebling of any portion of damages related to its antitrust claims. By order dated February 2, 1999, the federal District Court dismissed MID's state and federal antitrust claims against PG&E and Destec; however, the Court granted MID leave of thirty days to amend its complaint to state an antitrust cause of action. On March 3, 1999, MID filed an amended complaint recasting its federal and state antitrust claims against PG&E and Destec and restated its breach of contract claim against Destec. PG&E and Destec filed motions to dismiss MID's revised federal and state antitrust claims and a hearing on the motions to dismiss was held in July 1999. On August 20, 1999, the District Court again dismissed MID's antitrust claims against PG&E and Destec, this time without leave to amend the complaint. As a result of the dismissal of the antitrust claims, the District Court also dismissed the pendant state law claims. MID has appealed the District Court's dismissal of its suit to the Ninth Circuit Court of Appeal. Oral arguments before the Ninth Circuit occurred on March 15, 2001. The Ninth Circuit has yet to deliver its decision on the case. Although PG&E filed a Chapter 11 bankruptcy proceeding on April 6, 2001, the automatic stay applicable in the proceeding will be lifted to permit the Ninth Circuit to decide the pending appeal.

   Following dismissal of its federal court suit, MID filed suit in California state court asserting breach of contract and tortious interference with prospective economic relations claims against Destec and tortious interference with contract and interference with prospective economic relations claims against PG&E. Motions to dismiss MID's state court claims were heard by the state court and by order dated April 6, 2000, MID was directed to amend its complaint. MID filed its amended complaint on April 20, 2000, including Dynegy as a defendant. Dynegy filed a motion to dismiss MID's amended complaint against Dynegy, and the Court partially granted Dynegy's motion to dismiss while also granting MID leave to amend its complaint. Before MID filed its amended complaint, MID agreed with PG&E and Dynegy to execute a tolling agreement on all claims and to

                                  DYNEGY INC.

                           (UNAUDITED AND RESTATED)

dismiss the state court case until the federal appeal is decided. After executing the tolling agreement, on October 23, 2000, MID filed in the state court a Request for Dismissal, which the court granted on October 25, 2000. Dynegy believes the allegations made by MID are without merit and will continue to vigorously defend MID's claims. In the opinion of management, the amount of ultimate liability with respect to these actions will not have a material adverse effect on the financial position or results of operations of the Company.

   On November 3, 1999, the United States Environmental Protection Agency ("EPA") issued a Notice of Violation ("NOV") against Illinois Power Company ("IP") and, with the Department of Justice ("DOJ"), filed a complaint against IP in the U.S. District Court for the Southern District of Illinois, No. 99C833. Subsequently, the DOJ and EPA amended the NOV and complaint to include Illinova Power Marketing, Inc. (now known as Dynegy Midwest Generation Inc. ("DMG")) (IP and DMG collectively the "Defendants"). Similar notices and lawsuits have been filed against a number of other utilities. Both the NOV and complaint allege violations of the Clean Air Act (the "Act") and regulations thereunder. More specifically, both allege, based on the same events, that certain equipment repairs, replacements and maintenance activities at the Defendants' three Baldwin Station generating units constituted "major modifications" under the Prevention of Significant Deterioration ("PSD") and/or the New Source Performance Standards regulations. When such activities occur and they are not otherwise exempt the Act and related regulations generally require that generating facilities meet more stringent emissions standards, which may entail the installation of potentially costly pollution control equipment. The DOJ amended its complaint to assert the claims found in the NOV. The Defendants filed an answer denying all claims and asserting various specific defenses. By order dated October 19, 2001, a trial date of February 11, 2003 has been set. The initial trial is limited to determining whether a violation occurred.

   The regulations under the Act provide certain exemptions from the applicability of these provisions particularly an exemption for routine repair, replacement or maintenance. The Company has analyzed each of the activities covered by the EPA's allegations and believes each activity represents prudent practice regularly performed throughout the utility industry as necessary to maintain the operational efficiency and safety of equipment. As such, the Company believes that each of these activities is covered by the exemption for routine repair, replacement and maintenance and that the EPA is changing, or attempting to change, through enforcement actions, the intent and meaning of its regulations. The Company also believes that, even if some of the activities in question were found not to qualify for routine exemptions, the Act and regulations also require that the activities cause certain levels of increases in emissions and there were no such increases either in annual emissions or in the maximum hourly emissions achievable at any of the units caused by any of the activities. The regulations include exemptions for increased hours of operations or production rate and the PSD regulations exclude increases in emissions resulting from demand growth. None of the Defendants' other facilities are covered in the complaint and NOV, but the EPA has officially requested information concerning activities at the Defendants' Vermilion, Wood River, Hennepin and Danskammer Plants. It is possible that the EPA will eventually commence enforcement actions against those plants as well. The asset(s) subject to the complaint are part of the consolidated assets of Dynegy.

   The EPA has the authority to seek penalties for the alleged violations in question at the rate of up to $27,500 per day for each violation. The EPA may also seek to require installation of the "best available control technology" (or the equivalent) at the Baldwin Station, and possibly at the Vermilion, Wood River, Hennepin and Danskammer Plants if the EPA successfully prosecutes enforcement actions against those plants. The Company has recorded a reserve for potential penalties that could be imposed if the EPA were to successfully prosecute its claims.

   The National Energy Policy Report issued in May 2001 by the National Energy Policy Development Group recommended that the EPA Administrator examine the new source review regulations, including the PSD

                                  DYNEGY INC.

                           (UNAUDITED AND RESTATED)

regulations, and report to the President within 90 days on the impact of new source review on investment in new utility and refinery generation capacity, energy efficiency and environmental protection. The report also recommended that the Attorney General review existing enforcement actions regarding new source review to ensure that the enforcement actions are consistent with the Clean Air Act and its regulations. The EPA Administrator announced in August 2001 that the review would be completed in September 2001. The events of September 11, 2001 have resulted in further delay of the EPA review, which remains ongoing. The Department of Justice issued its report concerning the existing enforcement actions on January 15, 2002. The report concluded that EPA has a reasonable legal basis for proceeding with the cases.

   Tampa Electric Company ("TECO") and the government agreed to a Consent Decree to resolve the similar case brought against TECO and that Consent Decree was entered by the court hearing that case in 2000. Two other utilities, Virginia Power and Cinergy, reached agreements in principle with the United States in 2000 concerning their possible liability for similar alleged violations, but these agreements have still not been finalized. Additionally, PSEG Fossil LLC entered into a consent decree in January 2002 to resolve similar claims. Generally, the TECO Consent Decree and the settlements and agreements in principle would require the utilities to pay civil fines; fund various environmental projects; reduce nitrogen oxides, sulfur oxides, particulate matter and mercury emissions through the installation of pollution control devices over periods extending through 2012 to 2013; and forfeit certain emission allowances.

   The Company believes the allegations are without merit and will vigorously defend against these claims. In the opinion of management, although significant capital expenditures could be required, the amount of ultimate liability with respect to this action will not have a material adverse effect on the financial position or results of operations of the Company.

   The following six class action lawsuits have been filed against various Dynegy entities, including Dynegy Inc. and Dynegy Power Marketing Inc.:

    1. Gordon v. Reliant Energy Inc., et al. was filed on November 27, 2000 in San Diego Superior court.

    2. Hendricks v. Dynegy Power Marketing Inc., et al. was filed on November 29, 2000 in a San Diego Superior Court.

    3. People of the State of California v. Dynegy Power Marketing Inc., et al. was filed on January 19, 2001 in San Francisco Superior Court.

    4. Pier 23 Restaurant v. PG&E Energy Trading, et al. was filed on January 24, 2001 in San Francisco Superior Court.

    5. Sweetwater Authority et al. v. Dynegy Inc., et al. was filed on January 16, 2001 in San Diego Superior Court.

    6. Bustamante v. Dynegy Inc., et al. was filed on May 2, 2001 in Los Angeles Superior court. The suit was filed on behalf of California taxpayers by Lieutenant Governor Cruz Bustamante and Assembly Woman Barbara Matthews, both acting in their capacity as taxpayers and not in their capacity as elected officials.

   The six class action lawsuits are based on the events occurring in the California power market during the summer of 2000. The complaints allege violations of California's Business and Professions Code, Unfair Trade Practices Act and various other statutes. Specifically, the named plaintiffs allege that the defendants, including

                                  DYNEGY INC.

                           (UNAUDITED AND RESTATED)

the owners of in-state generation and various power marketers, conspired to manipulate the California wholesale power market to the detriment of California consumers. Included among the acts forming the basis of the plaintiffs' claims are the alleged improper sharing of generation outage data, improper withholding of generation capacity and the manipulation of power market bid practices. The plaintiffs seek unspecified treble damages. The Bustamante suit includes claims against various Dynegy entities, including Dynegy Inc. and Dynegy Marketing and Trade, as well as against three corporate officers individually. The allegations in this suit are similar to those in the other five suits, with the exception that the Bustamante suit includes a claim of unfair business practices based on "price gouging" during an emergency declared by Governor Gray Davis.

   The six lawsuits are at preliminary stages. Defendants in the six lawsuits have yet to file answers. The plaintiffs filed motions to remand five of the cases to state court. In respect to the sixth case, the Bustamante suit, the parties agreed that, based on a judge's decision to remand the other five lawsuits, the case should go back to state court. All six lawsuits will be consolidated before a single California state court judge.

   After the actions were remanded, the parties agreed that they should be coordinated. On December 12, 2001, the California Judicial Council resolved a dispute among the parties as to the county in which the actions should be coordinated and assigned the Coordination Proceedings (Nos. 4204 & 4205) to the Superior Court of California, County of San Diego. On December 20, 2001, the presiding judge of the San Diego Superior Court designated Judge Sammartino as the Coordination Trial Judge for the Coordination Proceedings. On January 17, 2002, Judge Sammartino set a preliminary trial conference for March 4, 2002 to, among other things, set schedules for: (a) determining legal issues that might expedite disposition of the Coordination Proceedings; (b) establishing a discovery schedule; and (c) resolving matters pertinent to the class action issue.

   The defendants in the six lawsuits have formed various joint defense groups in an effort to coordinate the defense of the claims and to share certain costs of defense. The Company believes the allegations are without merit and will vigorously defend these claims. In the opinion of management, the amount of ultimate liability with respect to these actions will not have a material adverse effect on the financial position or results of operations of the Company.

   On March 11, 2002, the California Attorney General filed, on behalf of the People of the State of California, complaints in San Francisco Superior Court against several energy generators, including those owned directly by West Coast Power and indirectly by Dynegy Inc. The complaints allege that since June 1998, these generators sold power in the open market that should have been held in emergency reserve for the State. In the aggregate, the complaints seek more than $150 million in penalties, restitution and return profits from the generators. The Company believes the allegations are without merit and will vigorously defend these claims. In the opinion of management, the amount of ultimate liability with respect to this action will not have a material adverse effect on the financial position or results of operations of the Company.

   In response to the filing of a number of complaints challenging the level of wholesale prices, the Federal Energy Regulatory Commission ("FERC") initiated a staff investigation and issued an order on December 15, 2000 implementing a series of wholesale market reforms and made subject to refund all spot market sales through the California Independent System Operator (the "ISO") and the California Power Exchange (the "PX") markets beginning October 2, 2000. FERC also included an interim price review procedure for prices above a $150/MW hour "breakpoint" on sales to the ISO and PX. The order does not prohibit sales above the "breakpoint," but the seller was subject to weekly reporting and monitoring requirements. In an order issued March 9, 2001, FERC determined that only sales during so-called "Stage 3" emergency hours would be subject

                                  DYNEGY INC.

                           (UNAUDITED AND RESTATED)

to refund beginning January 1, 2001 though sales between October 2, 2000 and December 31, 2000 remained subject to refund. Various parties sought rehearing of this market mitigation measure and, as explained below, the FERC ruled on the matter in an order issued on July 25, 2001.

   On April 26, 2001, the FERC revised its market mitigation plan, effective May 29, 2001, to cover all emergency hours. The mitigated price was to be in effect only during reserve deficiency hours. Suppliers charging prices above the mitigated price during those hours could file to justify those prices.

   On June 19, 2001, the FERC again revised its market mitigation plan, effective June 20, 2001. Pursuant to this plan, the FERC is mitigating prices charged in all hours throughout the Western Systems Coordinating Council based on the mitigated price in the ISO markets. During reserve deficiency hours, the mitigated price is set pursuant to an average index for gas times the heat rate of the last unit dispatched by the ISO during a "Stage 1" emergency, plus a 10 percent adder for credit risk. Nitrogen oxide charges, start-up costs and additional fuel costs will be collected through an ISO uplift charge. During non-reserve deficiency hours, the market clearing price is capped at 85 percent of the mitigated price. The Company has filed for rehearing and clarification of the order. The FERC also ordered all parties to participate in a 15-day settlement conference to determine refunds, which proved unsuccessful. Pursuant to that order, the settlement judge has issued a refund recommendation to the FERC, stating that refunds from all market participants since October 2000 probably total between several hundred million dollars and a billion dollars. It should be noted that the April 26 and June 19, 2001 orders apply only to sales made on a daily basis, that is, within 24 hours of delivery. The vast majority of power sold by West Coast Power LLC, a 50% equity investee of Dynegy, is committed to long-term contracts exempt from these orders.

   On July 25, 2001, as modified on December 31, 2001,the FERC initiated refund hearing procedures related to California wholesale spot market sales that occurred between October 2, 2000 and June 20, 2001. Dynegy Power Marketing (as Scheduling Coordinator for West Coast Power LLC) is subject to possible refunds. The July 25/th/ order supercedes prior refund orders issued by the FERC that cover this period. In the July 25/th/ order, the FERC developed a methodology to redetermine allegedly competitive market outcomes during each hour of this period. An administrative law judge has been appointed to determine: (1) the mitigated price for power during each hour of the refund period; (2) the amount of refunds owed by each supplier according to the FERC's methodology; and (3) the amount currently owed to each supplier (with separate quantities due from each entity) by the ISO, the investor-owned utilities and the State of California. Any refunds owed would then be offset against amounts not paid. Management does not expect the administrative law judge to issue his findings before August 2002. Dynegy is actively participating in these proceedings and is appealing these and related orders.

   On December 19, 2001, FERC issued an order that in part focused on the FERC-established price mitigation plan, which includes a formula prescribed by FERC to determine maximum rates for wholesale power transactions in spot markets in the Western Systems Coordinating Council between June 21, 2001 and September 30, 2002. In this order, the FERC made some changes in its mitigation plan. Certain of these changes were put in place retroactively and might have the effect of reducing the applicable maximum rate in past periods. Dynegy Power Marketing and West Coast Power have sought rehearing or clarification of this decision, pointing out that various other aspects of the December 19 order, coupled with other recent FERC orders, indicate that the FERC did not intend to modify past prices under this mitigation plan. The Company cannot predict how the FERC will ultimately resolve this matter.

   On February 13, 2002, the FERC initiated an investigation of possible manipulation of natural gas and power prices in the western United States during the period from January 2001 through the present. Dynegy has

                                  DYNEGY INC.

                           (UNAUDITED AND RESTATED)

been active in these markets during the relevant period and, as a result, expects that its pricing policies will be investigated. Management believes that much of what would be investigated has already been examined pursuant to other investigations by government entities and in private litigation. To date, there has been no finding of market manipulation by Dynegy in these markets and management does not believe that any factual basis to support such a finding exists.

   In addition to the FERC investigation discussed above, several state and other federal regulatory investigations and complaints have commenced in connection with the wholesale electricity prices in California and other neighboring Western states to determine the causes of the high prices and potentially to recommend remedial action. In California, the California Public Utilities Commission, the California Electricity Oversight Board, the California Bureau of State Audits, the California Office of the Attorney General and several California state legislative committees all have separate ongoing investigations into the high prices and their causes. With the exception of a report by the California Bureau of State Audits, none of these investigations has been completed and no findings have been made in connection with any of them. The California state audit report concluded that the primary causes of the market disruptions in California were fundamental flaws in the structure of the power market. Additionally, on February 25, 2002, the California Public Utilities Commission and the California Electricity Oversight Board filed complaints with the FERC asking that it void or reform power supply contracts between DWR and, among others, West Coast Power. The complaints allege that prices under the contracts exceed just and reasonable prices permitted under the Federal Power Act. While the Company believes the terms of its contracts are just and reasonable and do not reflect alleged market manipulation, it cannot predict how the FERC will respond to these complaints.

   Management has closely monitored developments in California in an effort to manage Dynegy's credit risk. The Company and its affiliates recorded reserves that are determined to be probable and are considered estimable. Although such reserves may change over time as the market uncertainties are resolved, management believes such changes will not ultimately be material to the Company's consolidated financial position or results of operations.

   On December 2, 2001, Enron Corp. and Enron Transportation Services Co. (collectively, "Enron") filed suit against Dynegy and Holdings in the United States Bankruptcy Court for the Southern District of New York, Adversary Proceeding No. 01-03626 (AJG). Enron claims that Dynegy materially breached the Merger Agreement dated November 9, 2001 between Enron and Dynegy and related entities by wrongfully terminating that Agreement on November 28, 2001. Enron also claims that Holdings wrongfully exercised its option to take ownership of Northern Natural under an Option Agreement dated November 9, 2001. Enron seeks damages in excess of $10 billion and declaratory relief against Dynegy for breach of the Merger Agreement. Enron also seeks unspecified damages against Dynegy and Holdings for breach of the Option Agreement. Dynegy filed an answer on February 4, 2002, denying all material allegations. Dynegy subsequently filed a motion to transfer venue in the proceeding to the United States District Court for the Southern District of Texas (Houston division). Discovery has not yet commenced.

   On December 20, 2001, Dynegy and Holdings were sued by Ann C. Pearl and Joel Getzler in the United States District Court for the Southern District of New York, Cause No. 01 CV 11652. Plaintiffs filed the lawsuit as a purported class action on behalf of all persons or entities who owned common stock of Enron Corp. as of November 28, 2001. Plaintiffs allege that they are intended third party beneficiaries of the Merger Agreement dated November 9, 2001 between Enron and Dynegy and related entities. Plaintiffs claim that Dynegy materially breached the Merger Agreement by, inter alia, wrongfully terminating that Agreement. Plaintiffs also claim that Dynegy breached the implied covenant of good faith and fair dealing. Plaintiffs seek an award of damages and

                                  DYNEGY INC.

                           (UNAUDITED AND RESTATED)

other relief. On February 4, 2002, Dynegy filed a notice of motion to dismiss or transfer venue to the United States District Court for the Southern District of Texas (Houston Division). Discovery has not yet commenced.

   On January 3, 2002, Dynegy and Holdings were sued by Bernard D. Shapiro and Peter Strub in the 129th Judicial District Court for Harris County, Texas, Cause No. 2002-00080. Plaintiffs filed the lawsuit as a purported class action on behalf of all persons or entities who owned common stock of Enron Corp. as of November 28, 2001. Plaintiffs allege that they are intended third party beneficiaries of the Merger Agreement dated November 9, 2001 between Enron and Dynegy and related entities. Plaintiffs claim that Dynegy materially breached the Merger Agreement by, inter alia, wrongfully terminating that Agreement. Plaintiffs also claim that Dynegy breached the implied covenant of good faith and fair dealing. Plaintiffs seek an award of damages and other relief. Dynegy filed an answer on February 4, 2002, denying all allegations. Discovery has not yet commenced.

   The Company believes the allegations in Enron's adversary proceeding and the other cases arising out of the terminated merger are without merit and will vigorously defend against these claims. An adverse result in these proceedings, however, could have a material adverse effect on the Company's financial position and results of operations.

   The Company is subject to various other legal proceedings and claims that arise in the normal course of business. Further, the Company has assumed liability for various claims, assessments and litigation in connection with some of its strategic acquisitions. In the opinion of management, the amount of ultimate liability with respect to these actions will not have a material adverse effect on the financial position or results of operations of the Company.

   Purchase Obligations. In conducting its operations, the Company routinely enters into long-term commodity purchase and sale commitments, as well as agreements that commit future cash flow to the lease or acquisition of assets used in its businesses. These commitments are typically associated with commodity supply arrangements, capital projects, reservation charges associated with firm transmission, transportation, storage and leases for office space, equipment, plant sites, ships, power generation assets and long-haul fiber optic and metropolitan networks. The following describes the more significant commitments outstanding at December 31, 2001.

   The Company routinely enters into supply and market contracts for the purchase and sale of electricity, some of which contain fixed capacity payments. Such obligations are generally payable on a ratable basis, the terms of which extend through November 2014. In return for such fixed capacity payments, Dynegy receives volumes of electricity at agreed prices, which it then may re-market. These fixed capacity payments totaled approximately $2 billion at December 31, 2001. Based on current estimates, the market value of electricity available for sale under these contracts, which are not already recorded at fair value on the balance sheet, exceed the value of the capacity payments by $347 million, after adjusting for market, credit and other reserves.

   The Company has $75 million of unconditional purchase obligations related to the purchase of gas, coal, systems design and power purchase agreements. Dynegy has other firm capacity payments related to storage and transportation of natural gas and transmission of electricity. Such arrangements are routinely used in the physical movement and storage of energy consistent with the Company's business strategy. The total of such obligations was $715 million as of December 31, 2001, with $305 million of the $715 million due after 2006.

                                  DYNEGY INC.

                           (UNAUDITED AND RESTATED)


   The Company is engaged in a continual capital asset expansion program consistent with its business plan and growth strategies. The emphasis of this program is on the acquisition or construction of strategically located power generation assets. Consistent with this strategy and as a result of the long lead time required by industry manufacturers, the Company has executed or is currently negotiating purchase orders to acquire at least 11 gas-fired turbines, representing a capital commitment of approximately $370 million. Commitments under these purchase orders are generally payable consistent with the delivery schedule. Approximately 95% are scheduled to be delivered by the end of 2006. The purchase orders include milestone requirements by the manufacturer and provide Dynegy with the ability to cancel each discrete purchase order commitment in exchange for a fee, which escalates over time. At December 31, 2001, the fee would have been approximately $12 million.

   The Company also has an information systems service agreement under which it is obligated to pay $6 million a year through 2006.

   Advance Agreement. In 1997, Dynegy received cash from a gas purchaser as an advance payment for future natural gas deliveries over a ten-year period ("Advance Agreement"). As a condition of the Advance Agreement, Dynegy entered into a natural gas swap with a third party under which Dynegy became a fixed-price payer on identical volumes to those to be delivered under the Advance Agreement at prices based on current market rates. The cash receipt is included as deferred revenue in "Other Long-Term Liabilities" on the Consolidated Balance Sheets and is ratably reduced as gas is delivered to the purchaser under the terms of the Advance Agreement. The balance at December 31, 2001 approximated $65 million. The Advance Agreement contains certain non-performance penalties that impact both parties and as a condition precedent, Dynegy purchased a surety bond in support of its obligations under the Advance Agreement.

   Other Minimum Commitments. During 2001 and prior years, the Company entered into lease arrangements associated with natural gas-fired generating facilities, natural gas liquids transportation assets and certain fiber optic and telecommunications-related assets, which are accounted for as operating leases. Under the terms of certain of these arrangements, the Company provided residual value guarantees associated with the leased assets. Pursuant to these guarantees, the Company has the option to acquire at the end of the lease term the leased assets for a purchase price determined at lease inception and estimated to represent fair market value at the end of the lease term. If the Company does not choose to purchase the leased asset, it must perform under the terms of the residual value guarantee. At lease inception, the Company as lessee, guaranteed to the owner of the leased asset that the leased asset would maintain a value equal to at least 80-86% (depending on the particular lease contract) of its originally estimated fair value. In each of these arrangements, the Company will receive any sales proceeds that the owner of the leased asset receives in excess of the originally estimated fair value. If the value of the asset is less than 80-86% of the fair market value at lease termination, we are obligated to pay the owner the difference in valuation.

   In addition, Company subsidiaries are designing and constructing generating facilities as agent for a third party, and the Company may be obligated to guarantee up to approximately 90 percent of the actual cost of these facilities during the construction phase. It is anticipated that a subsidiary of the Company will subsequently lease the completed facilities from the relevant third parties for initial terms of four to five years. Under certain circumstances, the Company maintains an option to purchase the relevant facility from the third party.

   The Company also has a commitment to pay decommissioning costs of approximately $5 million a year for the years 2002 to 2004 related to the sale of the Clinton nuclear facility in 1999. This sale occurred prior to Dynegy's acquisition of Illinova in 2000; thus, Dynegy was not involved with the sale. However, Dynegy assumed this decommissioning obligation in connection with its acquisition of Illinova.

   Minimum commitments in connection with office space, equipment, plant sites and other leased assets at December 31, 2001, were as follows: 2002--$180 million; 2003--$167 million; 2004--$230 million, 2005--$562 million; 2006--$127 million and beyond--$1.7 billion.

                                  DYNEGY INC.

                           (UNAUDITED AND RESTATED)


   Rental payments made under the terms of these arrangements totaled--$169 million in 2001, $75 million in 2000 and $31 million in 1999.

   Guarantees. The Company has $288 million of surety bonds as of December 31, 2001 in which Dynegy indemnifies the respective surety bond companies. Approximately $204 million of these contingent financial commitments expire in 2002, however, these bonds are generally renewed on a rolling twelve-month basis.

   As mentioned above, the Company has residual value guarantees related to certain leases. At December 31, 2001, the residual value guarantees totaled approximately $657 million. Additionally, the Company has made certain guarantees related to West Coast Power for approximately $56 million. Approximately $31 million of this $56 million has a cash collateralization requirement if the Company's debt is downgraded to below investment grade. Additionally, the Company has posted a $4 million letter of credit for West Coast Power that expires in 2002.

   Other guarantees at December 31, 2001 include additional letters of credit of $470 million and parental guarantees of debt of approximately $3 million in connection with its power generation projects.

NOTE 12--REGULATORY ISSUES

   The Company is subject to regulation by various federal, state, local and foreign agencies, including extensive rules and regulations governing transportation, transmission and sale of energy commodities as well as the discharge of materials into the environment or otherwise relating to environmental protection. Compliance with these regulations requires general and administrative, capital and operating expenditures including those related to monitoring, pollution control equipment, emission fees and permitting at various operating facilities and remediation obligations. In addition, the U.S. Congress has before it a number of bills that could impact regulations or impose new regulations applicable to Dynegy and its subsidiaries. The Company cannot predict the outcome of these bills or other regulatory developments or the effects that they might have on its business.

NOTE 13--CAPITAL STOCK

   At December 31, 2001, the Company had authorized capital stock consisting of 900,000,000 shares of Class A Common stock, 360,000,000 shares of Class B Common stock and 70,000,000 shares of preferred stock.

   Preferred Stock. The Company's preferred stock may be issued from time to time in one or more series, the shares of each series to have such designations and powers, preferences, rights, qualifications, limitations and restrictions thereof as described in the Company's Amended and Restated Articles of Incorporation.

   Pursuant to the terms of the Illinova acquisition, Dynegy established a series of preferred stock, designated as Series A Convertible Preferred Stock, which was issued to British Gas Atlantic ("BG") and NOVA Corporation ("NOVA") in accordance with the exchange ratios provided in the acquisition documents. On the effective date of the acquisition, BG and NOVA held an aggregate 6.7 million shares of this Series A Convertible Preferred Stock. All of these shares were converted into shares of Class A common stock in the second quarter of 2000. In addition 8,000,000 shares of preferred stock, previously designated as Dynegy Series A Participating Preferred Stock ("Series A Preferred"), were converted to shares of Class B common stock on a 0.69-for-one exchange ratio.

   Common Stock. At December 31, 2001, there were 356,484,370 shares of Class A and B common stock issued in the aggregate and 1,766,800 shares were held in treasury. During 2001, Dynegy paid quarterly cash dividends on its common stock of $0.075 per share, or $0.30 per share on an annual basis.

                                  DYNEGY INC.

                           (UNAUDITED AND RESTATED)


   Pursuant to the terms of the Illinova acquisition, Dynegy split its common shares into two classes, Class A and Class B. All of the Class B common stock is owned by Chevron U.S.A. Inc. ("Chevron"). Generally, holders of Class A and Class B common stock are entitled to one vote per share on all matters to be voted upon by the shareholders. Holders of Class A common stock may cumulate votes in connection with the election of directors. The election of directors and all other matters will be by a majority of shares represented and entitled to vote, except as otherwise provided by law. Holders of Class B common stock vote together with holders of Class A common stock as a single class on every matter acted upon by the shareholders except for the following matters:

  . the holders of Class B common stock vote as a separate class for the election of three directors of Dynegy, while the holders of Class A common stock vote as a separate class for the remaining eleven directors;

  . any amendment to the special corporate governance rights of Class B common stock must be approved by a majority of the directors elected by holders of Class B common stock and a majority of all Dynegy directors or by a 66 2/3 percent of the outstanding shares of Class B common stock voting as a separate class, and the affirmative vote of a majority of the shares of Class A and Class B common stock, voting together as a single class; and

  . any amendment to the provision of the Amended and Restated Articles of incorporation addressing the voting rights of holders of Class A and Class B common stock requires the approval of 66 2/3 percent of the outstanding shares of Class B common stock voting as a separate class, and the affirmative vote of a majority of the shares of Class A and Class B common stock, voting together as a single class.

   Subject to the preferences of preferred stock, holders of Class A and Class B common stock have equal ratable rights to dividends, when and if dividends are declared by the board of directors. Holders of Class A and Class B common stock are entitled to share ratably, as a single class, in all of the assets of Dynegy available for distribution to holders of shares of common stock upon the liquidation, dissolution or winding up of the affairs of Dynegy, after payment of Dynegy's liabilities and any amounts to holders of preferred stock.

   A share of Class B common stock automatically converts into a share of Class A common stock upon the transfer to any person other than an affiliate of Chevron. Additionally, each share of Class B common stock automatically converts into a share of Class A common stock if the holders of all Class B common stock cease to own collectively 15 percent of the outstanding common stock of Dynegy. Conversely, any shares of Class A common stock acquired by Chevron or its affiliates will automatically convert into shares of Class B common stock, so long as Chevron and its affiliates continue to own 15 percent or more of the outstanding voting power of Dynegy.

   Holders of Class A and Class B common stock generally are not entitled to preemptive rights, subscription rights, or redemption rights, except that Chevron is entitled to preemptive rights under the shareholder agreement. The rights and preferences of holders of Class A common stock are subject to the rights of any series of preferred stock Dynegy may issue.

   In December 2001, 27.5 million shares of Class A common stock were sold through a public offering which resulted in proceeds of approximately $539 million, net of underwriting commission and expenses of approximately $32 million. Concurrent with the public offering, members of the Company's senior management purchased approximately 1.2 million shares of Class A common stock from the Company in a private placement. The officers paid $19.75 per share for the stock, the same price as the net proceeds to the Company in the public offering, yielding net proceeds of $25 million. The officers paid for the shares by entering into promissory notes

                                  DYNEGY INC.

                           (UNAUDITED AND RESTATED)

with the Company for an initial term of 60 days. The maturity date of the notes was extended for an additional 30 days with the approval of the Board of Directors. The loans bear interest at 3.25 percent and are full recourse to the borrowers. Such loans are accounted for as "Subscriptions Receivable" within Stockholders' Equity on the Consolidated Balance Sheet at December 31, 2001. The net proceeds from these equity sales were used to reduce indebtedness under Dynegy Holdings' revolving credit facility by approximately $540 million and the remainder of the proceeds were invested in cash.

   In January 2002, Chevron purchased approximately 10.4 million shares of Class B common stock in a private transaction, pursuant to the exercise of its pre-emptive rights under the shareholder agreement. The proceeds from this sale were approximately $205 million.

   In July 2001, Dynegy established the Dynegy Inc. Short-Term Executive Stock Purchase Loan Program pursuant to which eligible employees were loaned funds to acquire Class A common stock through market purchases. Outstanding loans bear interest at the greater of five percent or the applicable federal rate as of the loan date, are full recourse to the participants and mature on December 19, 2004. At December 31, 2001, approximately $13 million, which included accrued and unpaid interest, was owed to the Company under this program for 375,800 shares of Class A common stock. The loans are accounted for as Subscriptions Receivable within Stockholders' Equity on the Consolidated Balance Sheet.

   Earlier in 2001, approximately 1.2 million shares of Class B common stock were sold to Chevron in a private transaction, pursuant to the exercise of its pre-emptive rights under the shareholder agreement. The proceeds from this transaction were approximately $41 million.

   During 2000, Dynegy sold approximately 22.6 million shares of common stock. The offerings included approximately 18.4 million shares of Class A common stock sold to the public and approximately 4.2 million shares of Class B common stock sold to Chevron. Total net proceeds to Dynegy from these sales approximated $858 million, net of underwriting commissions and expenses of approximately $10 million. Additionally, Chevron purchased $200 million of Class B common stock concurrent with the acquisition of Illinova.

   Concurrent with the acquisition of Illinova, BG and NOVA were issued preferred shares which were convertible into Class A common stock. Based on the value of the conversion features of the preferred stock, the Company incurred an implied dividend of $32 million.

                                  DYNEGY INC.

                           (UNAUDITED AND RESTATED)


   Common stock activity (in millions) for the three years ended December 31, 2001 was as follows:

                                                   Class A        Class B
                                  Common Stock   Common Stock  Common Stock
                                  ------------  -------------  -------------
                                  Shares Amount Shares Amount  Shares Amount
                                  ------ ------ ------ ------  ------ ------
   December 31, 1998.............   211   $ 1     --   $   --    --    $ --
   Options exercised.............     5    --     --       --    --      --
   401(k) plan and profit sharing     1    --     --       --    --      --
                                   ----   ---    ---   ------    --    ----
   December 31, 1999.............   217     1     --       --    --      --
   Illinova acquisition..........  (217)   (1)   195    1,168    81     650
   Common stock issued...........    --    --     19      748     4     110
   Preferred Stock conversion....    --    --     12       --    --      --
   Extant acquisition............    --    --      2       67    --      --
   Options exercised.............    --    --      9      157    --      --
   401(k) plan and profit sharing    --    --      1       12    --      --
   Options granted...............    --    --     --       15    --      --
                                   ----   ---    ---   ------    --    ----
   December 31, 2000.............    --    --    238    2,167    85    $760
   Common stock issued...........    --    --     30      564     1      41
   Subscriptions receivable......    --    --     --      (38)   --      --
   Options exercised.............    --    --      3       59    --      --
   401(k) plan and profit sharing    --    --     --       11    --      --
   Options granted...............    --    --     --       13    --      --
                                   ----   ---    ---   ------    --    ----
   December 31, 2001.............    --   $--    271   $2,776    86    $801
                                   ====   ===    ===   ======    ==    ====

   The December 31, 2001 Class A Common Stock balance is net of $38 million in Subscriptions receivable described above (see Note 16 for further discussion). Such amount is included on the face of the Consolidated Balance Sheet and classified as a separate line item.

                                  DYNEGY INC.

                           (UNAUDITED AND RESTATED)


   Stock Options. Each option granted is valued at an option price, which ranges from $1.47 per share to $57.95 per share at date of grant. The difference, if any, between the option price and the fair market value of each option on the date of grant is recorded as compensation expense over the respective vesting period. Options granted at prices below fair market do not become exercisable until the fifth anniversary date of the grant, at which time they become fully exercisable. Options granted at market value vest and become exercisable ratably over a three-year period. Compensation expense related to options granted totaled $12.7 million, $15.4 million and $6.0 million for the years ended December 31, 2001, 2000 and 1999, respectively. Total options outstanding and exercisable for 2001, 2000 and 1999 were (options in thousands) as follows:

                                                           Year Ended December 31,
                                       ----------------------------------------------------------------
                                               2001                  2000                  1999
                                       --------------------- --------------------- --------------------
                                       Options Option Price  Options Option Price  Options Option Price
                                       ------- ------------- ------- ------------- ------- ------------
Outstanding at beginning of period.... 21,531  $ 1.47-$57.02 24,022  $ 1.47-$16.62 25,777  $1.47-$15.67
Granted...............................  8,357  $27.80-$57.95  7,197  $10.44-$57.02  4,203  $1.47-$16.62
Exercised............................. (2,543) $ 1.47-$39.67 (8,592) $ 1.47-$22.21 (4,658) $1.47-$13.68
Cancelled or expired..................   (586) $ 1.47-$56.50 (1,096) $ 1.47-$57.02 (1,232) $1.47-$13.77
Other, contingent share issuance......     --  $          --     --  $          --    (68) $1.47-$ 4.10
                                       ------  ------------- ------  ------------- ------  ------------
Outstanding at end of period.......... 26,759  $ 1.47-$57.95 21,531  $ 1.47-$57.02 24,022  $1.47-$16.62
                                       ======  ============= ======  ============= ======  ============
Exercisable at end of period.......... 12,550  $ 1.47-$57.02 12,779  $ 1.47-$23.83  9,983  $1.47-$15.67
                                       ======  ============= ======  ============= ======  ============
Weighted average fair value of options
 granted during the period at market..         $       24.45         $       14.40         $       7.76
                                               =============         =============         ============
Weighted average fair value of options
 granted during the period at below
 market...............................         $          --         $       24.10         $       9.65
                                               =============         =============         ============

   Options outstanding as of December 31, 2001 (shares in thousands) are summarized below:

                                 Options Outstanding            Options Exercisable
                         ------------------------------------ -----------------------
                           Number of      Weighted              Number of
                            Options       Average    Weighted    Options     Weighted
                         Outstanding at  Remaining   Average  Exercisable at Average
                          December 31,  Contractual  Exercise  December 31,  Exercise
Range of Exercise Prices      2001      Life (Years)  Price        2001       Price
------------------------ -------------- ------------ -------- -------------- --------
     $ 1.47-$ 5.80......      7,969         4.2       $ 2.80       4,822      $ 2.25
     $ 5.81-$11.59......      2,516         6.6       $ 9.95       2,516      $ 9.95
     $11.60-$17.39......      6,481         7.3       $15.72       4,653      $15.45
     $17.40-$23.18......         79         7.4       $21.83          30      $21.80
     $23.19-$28.98......        860         7.9       $24.02         253      $23.96
     $28.99-$34.77......      2,549         9.7       $34.32           8      $31.68
     $34.78-$40.57......        224         8.9       $37.78          74      $37.20
     $40.58-$46.36......        588         8.7       $43.38         124      $43.33
     $46.37-$52.16......      5,236         9.1       $47.25          29      $48.78
     $52.17-$57.95......        257         8.7       $55.88          41      $55.51
                             ------         ---       ------      ------      ------
                             26,759                               12,550
                             ======                               ======

                                  DYNEGY INC.

                           (UNAUDITED AND RESTATED)


   Pursuant to terms of the Illinova acquisition, certain vesting requirements on outstanding options were accelerated and the option shares and strike prices were subject to the exchange ratios described in the acquisition documents. Additionally, Dynegy instituted new option plans on the effective date of the acquisition.

   The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model, with the following weighted-average assumptions used for grants in 2001, 2000 and 1999: dividend per year of $0.30 per share per annum for 2001 and 2000 and a historical dividend of $0.04 per share for 1999; expected volatility of 46.4 percent, 42.1 percent and 40.3 percent, respectively; risk-free interest rate of 4.29 percent, 6.10 percent and 6.42 percent, respectively; and an expected life of ten years for all periods. As stated previously, the Company accounts for its stock option plan in accordance with APB No. 25. Had compensation cost been determined on a fair value basis consistent with SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's net income and per share amounts would have approximated the following pro forma amounts for the years ended December 31, 2001, 2000 and 1999, respectively.

                                     Years Ended December 31,
                           --------------------------------------------
                                2001           2000           1999
                           -------------- -------------- --------------
                            Net   Diluted  Net   Diluted  Net   Diluted
                           Income   EPS   Income   EPS   Income   EPS
                           ------ ------- ------ ------- ------ -------
                              ($ in millions, except per share data)
         Pro forma amounts  $481   $1.41   $468   $1.37   $139   $0.60

NOTE 14--BUSINESS COMBINATIONS AND OTHER ACQUISITIONS

   In the first quarter of 2001, Dynegy completed the acquisition of Central Hudson power generation facilities in New York. The Central Hudson facilities consist of a combination of base load, intermediate and peaking facilities aggregating 1,700 MW. The facilities are located approximately 50 miles north of New York City and were acquired for approximately $903 million cash, plus inventory and certain working capital adjustments. The acquisition of these facilities established Dynegy's physical presence in the region. In May 2001, subsidiaries of Dynegy completed a sale-leaseback transaction to provide the term financing with respect to the Central Hudson facilities. Under the terms of the sale-leaseback transaction, subsidiaries of Dynegy sold certain plants and equipment and agreed to lease it back for terms expiring within 34 years, exclusive of renewal options.

   In the fourth quarter of 2001, Dynegy completed the purchase of BGSL. Under the terms of the purchase agreement, Dynegy paid approximately (Pounds)421 million (approximately $595 million at November 28, 2001) for BGSL and its existing assets. BGSL's results of operations are included in Dynegy's consolidated statement of operations beginning December 1, 2001. A condensed balance sheet as of the acquisition date is as follows (in millions):

                      Current assets................ $ 57
                      Property, plant, and equipment  792
                      Goodwill......................    9
                                                     ----
                      Total assets acquired.........  858
                                                     ----
                      Current liabilities...........   56
                      Long-term liabilities.........  207
                                                     ----
                      Total liabilities assumed.....  263
                                                     ----
                      Net assets acquired........... $595
                                                     ====

                                  DYNEGY INC.

                           (UNAUDITED AND RESTATED)


   The assets, which are located in the United Kingdom, consist of 30 gas storage injection wells with five offshore platforms, nine salt caverns, approximately 19 miles of pipelines and an onshore natural gas processing terminal. The acquisition of BGSL established Dynegy's physical presence in the United Kingdom. Also in the first quarter of 2001, Dynegy finalized the acquisition of iaxis, a London-based communications company.

   Dynegy completed its acquisition of Illinova on February 1, 2000. The merger of Dynegy and Illinova involved the creation of a new holding company, now known as Dynegy Inc. Dynegy accounted for the acquisition as a purchase of Illinova with an effective date of January 1, 2000. This accounting treatment was based on various factors present in the merger, including the majority ownership (and voting control) of Dynegy's shareholders following the merger, the role of Dynegy's management following the merger (including the service of C.L. Watson as Chairman and Chief Executive Officer) and the influence of Chevron because of the size of its ownership interest and its rights under the shareholder agreement, articles of incorporation and bylaws.

   In the combination, Dynegy shareholders, other than Chevron, NOVA and BG, elected to exchange each former Dynegy share for 0.69 of a share of Dynegy Class A Common stock, based on a fixed exchange ratio, or elected to receive $8.25 per share in cash consideration, subject to proration. NOVA and BG elected cash and thereby reduced their respective ownership in Dynegy as part of this combination. Additionally, instead of receiving Dynegy Class A common stock in exchange for their respective shares of former Dynegy common stock, NOVA and the parent of BG each received a combination of cash, subject to proration, and shares of Dynegy Series A Convertible Preferred Stock. Chevron received 0.69 of a share of Dynegy Class B common stock in exchange for each share of former Dynegy common stock and Series A Participating Preferred Stock it owned. Additionally, as part of the combination, Chevron purchased $200 million of additional Dynegy Class B common stock. Each share of Illinova common stock was converted into one share of Dynegy Class A common stock.

   Approximately 60 percent of the consideration received by existing Dynegy shareholders was in the form of Dynegy stock and 40 percent was cash. In the aggregate, the cash portion of the consideration approximated $1.1 billion. Dynegy financed the cash component of the acquisition initially with borrowings under a debt facility and the issuance of $200 million of Class B common stock to Chevron. On a long-term basis, Dynegy financed the acquisition of Illinova through a combination of sales of common equity, the disposition of certain non-strategic assets, the refinancing of Illinova's unregulated generation assets and cash flow derived from its operations.

   The results of operations of the acquired Illinova assets are consolidated with Dynegy's operations beginning January 1, 2000. The following table reflects certain unaudited pro forma information for the period presented as if the Illinova acquisition had taken place on January 1, 1999 (in millions, except per share data). Unaudited pro forma results for the year ended December 31, 1999 include non-recurring after-tax gains of $41.8 million, or $0.15 per diluted share (restated for two-for-one stock split effected by means of a stock dividend distributed on August 22, 2000).

                                                 Year Ended
                                                December 31,
                                                    1999
                                                ------------
                   Pro forma revenues..........   $17,643
                   Pro forma net income........       214
                   Pro forma earnings per share      0.66

   On September 29, 2000, Dynegy completed the acquisition of Extant, Inc. ("Extant"), a privately held communications solutions company providing centralized clearinghouse services, OSS (Operations Support

                                  DYNEGY INC.

                           (UNAUDITED AND RESTATED)

System) integration and network expansion capabilities to communications service providers. Dynegy's net investment consisted of $92 million in cash and
1.8 million shares of Class A common stock. Following the transaction, Dynegy established Dynegy Global Communications, a new segment that, in addition to pursuing other communications opportunities, owns 80 percent of a limited partnership called Dynegy Connect, L.P. which conducts many of the activities previously conducted by Extant.

   Consideration paid for these recent acquisitions of businesses was as follows:

                                         BGSL iaxis Extant Illinova
                                         ---- ----- ------ --------
            Cash Purchase of Stock...... $581  $22   $ 91   $1,111
            Capital Stock Issued........   --   --     67    1,817
            Liabilities Assumed.........  263   45     75    4,707
            Subordinated capital assumed   --   --     --      239
                                         ----  ---   ----   ------
            Total Consideration......... $844  $67   $233   $7,874
                                         ====  ===   ====   ======

   In both the Illinova and Extant acquisitions, the Company issued stock as a component of the total consideration paid. The value of this consideration for the Extant acquisition was determined based on the average of the Company's quoted market price for the five trading days surrounding the announcement date, which was August 2, 2000 ("average stock price"). This period includes the announcement date and the two trading days just prior to and after the announcement date. Each share of Extant common stock was converted into Dynegy Class A common stock equal to $7.50 divided by the average stock price.

   The value of the stock consideration for the Illinova acquisition was based on a fixed exchange ratio whereby each share of Illinova common stock was converted to one share of Dynegy Class A common stock and each Dynegy shareholder other than BG, NOVA and Chevron was converted into the right to receive 0.69 shares of Dynegy Class A common stock. (See above for a discussion of the exchange provisions that impacted these shareholders.) These fixed exchange ratios were set prior to the circulation of the prospectus in September 1999. This method of valuing the stock consideration was used since management did not believe market quotes were a reliable indicator of fair value. The reasons for this belief included, but were not limited to, marketplace takeover rumors, Dynegy's stock being thinly traded prior to the announcement and the merger's being premised on leveraging an unregulated generation capacity position in a deregulating environment. The cash component of the consideration was deemed to be a more reliable indicator of fair value, thus an implied value for the stock consideration was calculated by dividing the $16.50 per share (not adjusted herein for the two-for-one stock split which occurred on August 22, 2000) cash price by the 0.69 stock exchange ratio.

NOTE 15--EMPLOYEE COMPENSATION, SAVINGS AND PENSION PLANS

   Corporate Incentive Plan. Dynegy maintains a discretionary incentive plan to provide employees competitive and meaningful rewards for reaching corporate and individual objectives. Specific awards are at the discretion of the Compensation Committee of the Board of Directors ("Compensation Committee").

   401(k) Savings Plan. The Company established the Dynegy Inc. 401(k) Savings Plan ("Dynegy Plan"), which meets the requirements of Section 401(k) of the Internal Revenue Code, and is a defined contribution plan subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA"). The Plan and related trust fund are established and maintained for the exclusive benefit of participating employees in the United States and certain expatriates. Similar plans are available to other employees resident in foreign countries and are subject to the laws of each country. All employees of certain entities are eligible to participate in the

                                  DYNEGY INC.

                           (UNAUDITED AND RESTATED)

Plan. Employee pre-tax contributions to the Plan are matched 100%, up to a maximum of five percent of base pay, subject to IRS limitations. Vesting in Company contributions is based on years of service. The Company may also make discretionary contributions to employee accounts, subject to the Company's performance. Matching contributions to the Plan and discretionary contributions are made in Dynegy common stock. The Company discontinued the additional 5% profit sharing contribution to active employee accounts in 2001. However, active employees who normally would have received the profit sharing contribution under the Dynegy Plan began participating in the pension plan in 2001 (see below).

   Certain eligible employees participate in the Illinois Power Company Incentive Savings Plan and Illinois Power Company Incentive Savings Plan for Employees Covered Under A Collective Bargaining Agreement ("IP Plans"), which meet the requirements of Section 401(k) of the Internal Revenue Code and are defined contribution plans subject to the provisions of ERISA. The Company matches 50% of employee contributions to the IP Plans, up to a maximum of six percent of compensation, subject to IRS limitations. Employees are immediately 100% vested in Company contributions. Matching contributions to the Plan are made in Dynegy common stock.

   Certain eligible employees participate in the Dynegy Northeast Generation, Inc. Savings Incentive Plan ("Northeast Plan"), which meets the requirements of
Section 401(k) of the Internal Revenue Code and is a defined contribution plan subject to the provisions of ERISA. The Company matches either 24% or 50% of employee contributions to the Northeast Plan. The Company guaranteed match is subject to a maximum of six or eight percent of base pay, subject to IRS limitations. Employees are immediately 100% vested in Company contributions. Matching contributions to the Northeast Plan are made in cash.

   During the years ended December 31, 2001, 2000 and 1999, Dynegy recognized aggregate costs related to these employee compensation plans of $27 million, $35 million and $25 million, respectively.

                                  DYNEGY INC.

                           (UNAUDITED AND RESTATED)


   Pension and Other Post-Retirement Benefits. The Company has various defined benefit pension plans and post-retirement benefit plans. All domestic employees participate in the pension plans, but only some of the Company's domestic employees participate in the other post-retirement benefit plans. The Company added a cash balance feature effective for 2001 and thereafter with respect to employees who would have otherwise received a profit sharing contribution under the Dynegy Plan for 2001 and thereafter (the contribution credit under such cash balance feature shall generally be 6% of base pay). The following tables contain information about these plans on a combined basis:

                                                                     Pension
                                                                    Benefits    Other Benefits
                                                                  ------------  -------------
                                                                   2001   2000   2001    2000
                                                                  -----  -----  ------  -----
                                                                        ($ in millions)
Projected benefit obligation, beginning of the year.............. $ 448  $   9  $  100  $  --
   Business combination..........................................    14    424       5     97
   Service cost..................................................    10     10       2      2
   Interest cost.................................................    34     33       8      7
   Plan amendments...............................................     8     --      --     --
   Actuarial (gain) loss.........................................    30     (3)     31     (1)
   Special termination benefits..................................     9     --      --     --
   Benefits paid.................................................   (29)   (25)     (6)    (5)
                                                                  -----  -----  ------  -----
Projected benefit obligation, end of the year.................... $ 524  $ 448  $  140  $ 100
                                                                  =====  =====  ======  =====
Fair value of plan assets, beginning of the year................. $ 627  $  10  $   83  $  --
Business combination.............................................    16    579      --     80
Actual return on plan assets.....................................   (30)    63      (8)    (4)
Employer contributions...........................................    --     --       9     12
Participant contributions........................................    --     --       1      1
Benefits paid....................................................   (29)   (25)     (6)    (6)
                                                                  -----  -----  ------  -----
Fair value of plan assets, end of the year....................... $ 584  $ 627  $   79  $  83
                                                                  =====  =====  ======  =====
Funded status.................................................... $  60  $ 179  $  (61) $ (17)
Unrecognized prior service costs.................................     8     --      --     --
Unrecognized actuarial (gain) loss...............................   101    (17)     55     10
Net amount recognized............................................ $ 169  $ 162  $   (6) $  (7)
Amounts recognized in the consolidated balance sheets consist of:
Prepaid benefit cost............................................. $ 174  $ 167  $   --  $  --
Accrued benefit liability........................................    (5)    (5)     (6)    (7)
Net amount recognized............................................ $ 169  $ 162  $   (6) $  (7)
Weighted Average Assumptions:
   Discount rate at December 31..................................  7.50%  7.99%   7.50%  8.00%
   Expected return on plan assets as of January 1................  9.47%  9.47%   9.50%  9.50%
   Rate of compensation increase.................................  4.48%  4.48%   4.50%  4.50%
   Medical trend--initial trend..................................    --     --   10.09%  6.70%
   Medical trend--ultimate trend.................................    --     --    5.48%  5.50%
                                                                                 2009/
   Medical trend--year of ultimate trend.........................    --     --    2015   2005

                                  DYNEGY INC.

                           (UNAUDITED AND RESTATED)


   The changes in the projected benefit obligation and in plan assets attributable to business combination in 2000 are the result of the acquisition of Illinova. The changes in the projected benefit obligations and in plan assets attributable to business combination in 2001 are the result of the Central Hudson acquisition. Special termination benefits of approximately $9 million in 2001 reflect the additional expense of the early retirement window related to the Illinois Power Company Retirement Income Plan for Salaried Employees.

   The components of net periodic benefit cost were:

                                               Pension Benefits Other Benefits
                                               ---------------  --------------
                                               2001  2000  1999 2001 2000 1999
                                               ----  ----  ---- ---- ---- ----
                                                       ($ in millions)
 Service cost benefits earned during period... $ 10  $ 10  $ 1  $ 2  $ 2  $--
 Interest cost on projected benefit obligation   34    33    1    8    7   --
 Expected return on plan assets...............  (57)  (53)  (1)  (7)  (7)  --
 Amortization of unrecognized actuarial gain..   --    (1)  --    1   --   --
 Net periodic benefit cost (income)........... $(13) $(11) $ 1  $ 4  $ 2  $--
 Additional early retirement window benefits..    9    --   --   --   --   --
 Additional cost due to curtailment...........   --    --   (2)  --   --   --
 Total net periodic benefit cost (income)..... $ (4) $(11) $(1) $ 4  $ 2  $--

   Impact of a 1% increase/decrease in medical trend:

                                                            Increase Decrease
                                                            -------- --------
                                                             ($ in millions)
   Aggregate impact on service cost and interest cost......   $ 2      $ (1)
   Impact on accumulated post-retirement benefit obligation   $14      $(13)

NOTE 16--RELATED PARTY TRANSACTIONS

   In addition to related party transactions described elsewhere herein, the following are additional items requiring disclosure.

   Transactions with Chevron U.S.A. Inc. result from purchases and sales of natural gas, NGLs and crude oil between subsidiaries of Dynegy and Chevron U.S.A. Inc. affiliates. Management believes that these transactions are executed at prevailing market rates. During the years ended December 31, 2001, 2000 and 1999, the Company recognized in its statement of operations aggregate sales to this significant shareholder of $1.3 billion, $1.4 billion and $1.1 billion, respectively. In the same years, purchases from this shareholder were $3.6 billion, $3.1 billion and $2.0 billion, respectively.

   The Company also holds investments in three joint ventures in which Chevron U.S.A. or its affiliates are also investors. These investments include a 22.9% ownership interest in Venice Energy Services Company, L.L.C., which holds a pipeline gathering system in Louisiana; a 39.2% ownership interest in West Texas LPG Pipeline Limited Partnership, which holds a pipeline gathering system in West Texas; and a 50% ownership interest in Nevada Cogeneration Associates #2, a power generation facility. During the years ended December 31, 2001, 2000 and 1999, the Company's portion of the net income from the Venice Energy, West Texas and Nevada Cogeneration joint ventures was approximately $4.6 million, $5.5 million and $3.8 million, respectively; approximately $9.6 million, $5.6 million and $2.2 million, respectively; and approximately $7.0 million, $5.0 million and $3.5 million, respectively.

                                  DYNEGY INC.

                           (UNAUDITED AND RESTATED)


   The Company also has purchases and sales of natural gas, NGLs, crude oil and power and, in some instances, earns management fees from certain entities in which it has equity investments. Revenues recognized from these transactions in 2001, 2000 and 1999 were $2.0 billion, $827 million and $377 million, respectively. Expenses recognized were $385 million, $217 million and $125 million, respectively. Revenues relate to the supply of fuel for use at generation facilities, primarily West Coast Power, and the supply of natural gas sold by retail affiliates. Expenses primarily represent the purchase of natural gas liquids that are subsequently sold in the Company's marketing operations.

   Also during 2001, the Company earned approximately $8 million of interest income related to cash lent to West Coast Power. The loan was created as a result of natural gas fuel costs owed from West Coast Power to a subsidiary of Dynegy. As of December 31, 2001, West Coast Power had repaid in full all amounts owed to Dynegy. Dynegy has guaranteed $31 million of estimated environmental obligations as well as $25 million associated with an insurance program for West Coast Power.

   In July 2001, the Company established the Dynegy Short-Term Executive Stock Purchase Loan Program. Under this program, the Company may loan eligible employees funds to acquire Class A common stock through market purchases in return for a two-year note. The notes bear interest at the greater of 5 percent or the Applicable Federal Rate as of the loan date and are full recourse to each payee. At December 31, 2001, the Company had issued approximately $13 million of loans pursuant to this program.

   Concurrent with the December 2001 Class A common stock sale, members of the Company's senior management purchased approximately 1.2 million shares of Class A common stock in a private placement transaction pursuant to Section 4(2) of the Securities Act of 1933. The officers paid $19.75 per share for the stock, the same price as the net proceeds to the Company in the public offering. The officers paid for the shares by entering into promissory notes with the Company for an initial term of 60 days. The maturity date of the notes was extended for an additional 30 days with the approval of the Board of Directors. The loans bear interest at 3.25 percent and are full recourse to the borrowers. Such loans are accounted for as "Subscriptions Receivable" within Stockholders' Equity on the Consolidated Balance Sheet at December 31, 2001. The Company recognized compensation expense in 2001 of approximately $1.2 million, which was recorded as "General and Administrative Expense", related to the shares purchased by the officer group.

                                  DYNEGY INC.

                           (UNAUDITED AND RESTATED)


NOTE 17--SEGMENT INFORMATION

   Dynegy's operations are reported in four segments: Wholesale Energy Network ("WEN"), Dynegy Midstream Services ("DMS"), Transmission and Distribution ("T&D") and Dynegy Global Communications ("DGC"). WEN is engaged in a broad array of businesses, including physical supply of and risk-management activities around wholesale natural gas, power, coal, and other similar products. This segment is focused on optimizing the Company's and its customers' global portfolio of energy assets and contracts, as well as direct commercial and industrial sales and retail marketing alliances. DMS consists of the Company's North American midstream liquids processing and marketing businesses and worldwide NGLs marketing and transportation operations. Dynegy's T&D segment includes the operations of IP, an energy-delivery company engaged in the transmission, distribution and sale of electricity and natural gas to customers across a 15,000-square-mile area of Illinois. DGC is engaged in pursuing and capturing opportunities in the converging energy and communications marketplace. DGC has a global long-haul fiber optic network and metropolitan network in key cities in the United States and Europe. Dynegy accounts for intercompany transactions at prevailing market rates. Operating segment information for the years ended December 31, 2001, 2000 and 1999 is presented below. See Introductory Note for a discussion of the restatements made to the financial information included herein.

Dynegy's Segment Data for the Year Ended December 31, 2001

                                           WEN      DMS     T&D    DGC   Elimination  Total
                                         -------  ------  ------  -----  ----------- -------
                                                           ($ in millions)
Unaffiliated revenues:
   Domestic............................. $25,916  $4,708  $1,593  $  17     $  --    $32,234
   Canadian.............................   4,622   1,463      --     --        --      6,085
   European & Other.....................   3,918      --      --     10        --      3,928
                                         -------  ------  ------  -----     -----    -------
                                          34,456   6,171   1,593     27        --     42,247
Intersegment revenues
   Domestic............................. $   585  $  237  $   25  $  --     $(847)   $    --
                                         -------  ------  ------  -----     -----    -------
   Total revenues....................... $35,041  $6,408  $1,618  $  27     $(847)   $42,247
                                         -------  ------  ------  -----     -----    -------
Depreciation and amortization...........    (182)    (82)   (168)   (21)       --       (453)
Operating income (loss).................     739     137     165   (117)       --        924
Interest expense........................     (87)    (52)   (114)    (7)       --       (260)
Other income (expense)..................     (39)     (5)     26      2        --        (16)
Earnings of unconsolidated affiliates...     203      13      --     26        --        242
Income tax (provision) benefit..........    (308)    (32)    (26)    35        --       (331)
Net income (loss)....................... $   499  $   56  $   45  $ (61)    $  --    $   539
Identifiable assets:
   Domestic............................. $15,093  $2,262  $4,515  $ 498     $  --    $22,368
   Canadian.............................     773     130      --     --        --        903
   European & Other.....................   2,196      --      --    248        --      2,444
Investments in unconsolidated affiliates   1,354     422     568    107        --      2,451
Capital expenditures and investments in
  unconsolidated affiliates.............  (2,119)   (391)   (701)  (237)       --     (3,448)

                                  DYNEGY INC.

                           (UNAUDITED AND RESTATED)


Dynegy's Segment Data for the Year Ended December 31, 2000

                                           WEN      DMS     T&D    DGC  Elimination  Total
                                         -------  ------  ------  ----  ----------- -------
                                                           ($ in millions)
Unaffiliated revenues:
   Domestic............................. $17,864  $5,160  $1,581  $  2    $    --   $24,607
   Canadian.............................   2,316   1,224      --    --         --     3,540
   European.............................   1,268      --      --    --         --     1,268
                                         -------  ------  ------  ----    -------   -------
                                          21,448   6,384   1,581     2         --    29,415
Intersegment revenues
   Domestic.............................     743     249      27    --     (1,019)       --
                                         -------  ------  ------  ----    -------   -------
   Total revenues.......................  22,191   6,633   1,608     2     (1,019)   29,415
                                         -------  ------  ------  ----    -------   -------
Depreciation and amortization...........    (125)   (105)   (156)   (2)        --      (388)
Operating income (loss).................     430      90     215   (19)        --       716
Interest expense........................     (89)    (30)   (129)   (3)        --      (251)
Other income (expense)..................     140     (50)      3     2         --        95
Earnings of unconsolidated affiliates...     181      24      --    --         --       205
Income tax (provision) benefit..........    (224)    (10)    (24)    6         --      (252)
Net income (loss)....................... $   424  $   19  $   53  $(12)   $    --   $   484
Identifiable assets:
   Domestic............................. $13,597  $2,156  $3,577  $254    $    --   $19,584
   Canadian.............................     750     299      --    --         --     1,049
   European.............................     644      --      --    73         --       717
Investments in unconsolidated affiliates     625     174      --    --         --       799
Capital expenditures and investments in
  unconsolidated affiliates.............    (623)   (114)   (158)  (15)        --      (910)

Dynegy's Segment Data for the Year Ended December 31, 1999

                                           WEN      DMS   T&D DGC Elimination  Total
                                         -------  ------  --- --- ----------- -------
                                                        ($ in millions)
Unaffiliated revenues:
   Domestic............................. $ 8,100  $4,887  $-- $--    $  --    $12,987
   Canadian.............................   1,445      10   --  --       --      1,455
   European.............................     976      --   --  --       --        976
                                         -------  ------  --- ---    -----    -------
                                          10,521   4,897   --  --       --     15,418
Intersegment revenues
   Domestic.............................     131     240   --  --     (371)        --
                                         -------  ------  --- ---    -----    -------
   Total revenues.......................  10,652   5,137   --  --     (371)    15,418
                                         -------  ------  --- ---    -----    -------
Depreciation and amortization...........     (35)    (94)  --  --       --       (129)
Operating income........................     114      93   --  --       --        207
Interest expense........................     (36)    (42)  --  --       --        (78)
Other income (expense)..................      26       2   --  --       --         28
Earnings of unconsolidated affiliates...      62      18   --  --       --         80
Income tax (provision) benefit..........     (55)    (17)  --  --       --        (72)
Net income.............................. $   103  $   45  $-- $--    $  --    $   148
Identifiable assets:
   Domestic............................. $ 3,321  $2,550  $-- $--    $  --    $ 5,871
   Canadian.............................     266      68   --  --       --        334
   European.............................     175      --   --  --       --        175
Investments in unconsolidated affiliates     458     169   --  --       --        627
Capital expenditures and investments in
  unconsolidated affiliates.............    (357)    (92)  --  --       --       (449)

                                  DYNEGY INC.

                           (UNAUDITED AND RESTATED)


NOTE 18--QUARTERLY FINANCIAL INFORMATION

   The following is a summary of the Company's unaudited quarterly financial information for the years ended December 31, 2001 and 2000.

                                              Quarter Ended
                                    --------------------------------------
                                     March    June    September  December
                                     2001     2001      2001       2001
                                    -------  -------  ---------  --------
                                    ($ in millions, except per share data)
         Revenues.................. $13,182  $11,734   $8,551     $8,780
         Operating income..........     265       62      417        180
         Income before income taxes     221       71      436        140
         Net income................     148       30      274         87
         Net income per share......    0.44     0.09     0.81       0.25

                                              Quarter Ended
                                    --------------------------------------
                                     March    June    September  December
                                     2000     2000      2000       2000
                                    -------  -------  ---------  --------
                                    ($ in millions, except per share data)
         Revenues.................. $ 5,340  $ 5,723   $8,365     $9,987
         Operating income..........     185      153      221        157
         Income before income taxes     117      147      353        119
         Net income................      71       96      238         79
         Net income per share......    0.23     0.20     0.74       0.24

NOTE 19--DYNEGY ENERGY PARTNERS L.P.

   On February 25, 2002, Dynegy Energy Partners L.P., a newly formed limited partnership created to own and operate a portion of the Company's NGL business, filed a registration statement on Form S-1 with the Securities and Exchange Commission for an initial public offering. The partnership will succeed to a portion of DMS' downstream NGL business, specifically, it will be engaged in fractionation, storage, terminaling, transportation, distribution and marketing NGLs to consumers throughout North America. Dynegy will own the general partner of the partnership. The registration statement relating to the offering has not yet been declared effective by the Securities and Exchange Commission and Dynegy cannot guarantee its eventual effectiveness or that once effective, Dynegy Energy Partners' initial public offering will be successfully completed.

NOTE 20--SUBSEQUENT EVENTS

   The Company has experienced a number of materially adverse developments since the filing of its 2001 Form 10-K on March 13, 2002. For a description of these events, including Andersen advising the Company that its 2001 audit opinion should not be relied upon and that such audit opinion was withdrawn, please read the Company's Exchange Act reports filed subsequent to the filing of the 2001 Form 10-K. This report does not reflect events occurring after the original filing of the 2001 Form 10-K except to reflect the restatement items described above. As a result of these adverse developments and the Company's decision to exit third party risk management aspects of the marketing and trading business, together with changes in accounting policies which have significantly affected the Company's reported financial results, the results of operations and cash flows covered by the unaudited restated financial statements in this report should not be considered indicative of the Company's future results of operations or cash flows.

                                  DYNEGY INC.

                           (UNAUDITED AND RESTATED)

                                                                    Schedule II

    DYNEGY INC. VALUATION AND QUALIFYING ACCOUNTS (UNAUDITED AND RESTATED)

Years Ended December 31, 2001, 2000, and 1999

                                         Balance  Charged                      Balance
                                           at     to Costs Charged             at End
                                        Beginning   and    to Other              of
                                        of Period Expenses Accounts Deductions Period
                                        --------- -------- -------- ---------- -------
2001
Allowance for doubtful accounts........   $ 69      $ 86     $(2)      $(46)     107
Allowance for risk management assets(1)    146        53      --         --      199

2000
Allowance for doubtful accounts........     24        52      --         (7)      69
Allowance for risk management assets(1)     38       108      --         --      146

1999
Allowance for doubtful accounts........     24         3      --         (3)      24
Allowance for risk management assets(1)      6        32      --         --       38

--------
(1) Changes in price and credit reserves related to risk management activities are offset in the net mark-to-market income accounts reported in revenues.